                                                                   EXHIBIT 10.52

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                             COLLABORATION AGREEMENT

                                 BY AND BETWEEN

                                   PFIZER INC.

                                       AND

                          EYETECH PHARMACEUTICALS, INC.

                          DATED AS OF DECEMBER 17, 2002

                                TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                                  ----
ARTICLE 1 DEFINITIONS.........................................................................................       2

ARTICLE 2 CO-PROMOTION OF PRODUCTS IN THE US TERRITORY........................................................      18

     2.1  Co-Promotion........................................................................................      18
     2.2  License Grants......................................................................................      18
     2.3  Compliance With Law.................................................................................      18
     2.4  Detailing Obligations...............................................................................      18
     2.5  Training............................................................................................      18
     2.6  Promotional Materials and Call Center Communications................................................      20
     2.7  Samples.............................................................................................      20
     2.8  Distribution and Booking of Sales...................................................................      21
     2.9  Contract Sales Forces...............................................................................      21
     2.10  Delivery Technology Development Agreement..........................................................      21

ARTICLE 3 MANAGEMENT OF ALLIANCE..............................................................................      22

     3.1  Committee/Subcommittees.............................................................................      22
     3.2  Meetings............................................................................................      22
     3.3  Clinical Development/Regulatory Subcommittee........................................................      23
     3.4  Commercialization Subcommittee......................................................................      26
     3.5  Manufacturing Subcommittee..........................................................................      27
     3.6  Joint Operating Committee...........................................................................      29
     3.7  Deadlocks...........................................................................................      30
     3.8  Limitation on Decision-Making Authority.............................................................      30

ARTICLE 4 CLINICAL AND REGULATORY MATTERS.....................................................................      31

     4.1  Clinical and Regulatory Matters in the US Territory.................................................      31
     4.2  Clinical and Regulatory Matters in the ROW Territory................................................      33
     4.3  Inquiries, Adverse Events, etc. ....................................................................      35
     4.4  Pfizer's Performance of Regulatory Services Agreement Obligations...................................      36

ARTICLE 5 PRODUCT DEVELOPMENT.................................................................................      37

     5.1  Development Plan and Budget.........................................................................      37
     5.2  AMD Product and DME Product Development.............................................................      38
     5.3  Development of Products for Additional Indications in the Field.....................................      38

ARTICLE 6  LAUNCH, CO-PROMOTION AND DETAILING.................................................................      39

     6.1  Co-Promotion of Products............................................................................      39
     6.2  Marketing Plan and Budget...........................................................................      39
     6.3  Detailing...........................................................................................      40
     6.4  Detailing Reports...................................................................................      40
     6.5  Detail Shortfalls...................................................................................      41

     6.6  Sales Force Responsibilities........................................................................      44
     6.7  Product Information.................................................................................      45
     6.8  Orders..............................................................................................      45
     6.9  Audit...............................................................................................      45
     6.10  Third Party Reports................................................................................      45
     6.11  Medical Claims.....................................................................................      45
     6.12  Manufacturing......................................................................................      46
     6.13  Customer Support...................................................................................      50

ARTICLE 7 PAYMENT PROVISIONS..................................................................................      50

     7.1  Payment Currency....................................................................................      50
     7.2  Payments............................................................................................      50

ARTICLE 8 EXPENSE SHARING AND COMPENSATION....................................................................      51

     8.1  Sharing of Development Costs........................................................................      51
     8.2  Responsibility for Regulatory Costs.................................................................      53
     8.3  Responsibility for Cost of Goods Sold...............................................................      53
     8.4  Responsibility for Marketing Expenses...............................................................      54
     8.5  Net Sales Reports...................................................................................      54
     8.6  Quarterly Reconciliation of Net Sales and Expenses..................................................      54
     8.7  Offset..............................................................................................      56

ARTICLE 9 ACCOUNTING AND REPORTS..............................................................................      56

     9.1  Books and Records...................................................................................      56
     9.2  Audits..............................................................................................      56
     9.3  Sales Force Efforts.................................................................................      57

ARTICLE 10  INTELLECTUAL PROPERTY RIGHTS AND LABELING.........................................................      58

     10.1  Trademark and Corporate Logos......................................................................      58
     10.2  Copyrights and Proprietary Programs................................................................      61
     10.3  Developments.......................................................................................      62
     10.4  Third Party Agreements.............................................................................      62

ARTICLE 11  CONFIDENTIAL INFORMATION..........................................................................      63

     11.1  Treatment of Confidential Information..............................................................      63
     11.2  Confidential Information...........................................................................      64

ARTICLE 12  REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION...................................................      65

     12.1  Eyetech's Representations..........................................................................      65
     12.2  Pfizer's Representations...........................................................................      66
     12.3  No Warranties......................................................................................      67
     12.4  General Indemnification in Favor of Pfizer.........................................................      67
     12.5  General Indemnification in Favor of Eyetech........................................................      68
     12.6  Product Liability and Intellectual Property Infringement Indemnification...........................      69
     12.7  "Losses"...........................................................................................      72
     12.8  No Consequential or Punitive Damages...............................................................      73
     12.9  General Indemnification Procedures.................................................................      73

ARTICLE 13  TERM AND TERMINATION..............................................................................      77

     13.1  Term...............................................................................................      77
     13.2  Termination for Breach.............................................................................      77
     13.3  HSR Denial.........................................................................................      79
     13.4  Detail Shortfalls..................................................................................      79
     13.5  Breach of Non-Competition Obligations..............................................................      80
     13.6  Changes of Control.................................................................................      80
     13.7  Termination of License Agreement...................................................................      80
     13.8  Sales Threshold Termination........................................................................      81
     13.9  Survival of Obligations............................................................................      81

ARTICLE 14  NON-COMPETITION; DETAILING SERVICES AGREEMENT.....................................................      84

     14.1  Non-Competition....................................................................................      84
     14.2  Acquisitions Involving Competing Products..........................................................      86
     14.3  Detailing Services Agreement; Additional Agreements................................................      87

ARTICLE 15  DISPUTE RESOLUTION................................................................................      88

     15.1  Arbitration........................................................................................      88
     15.2  No Limitation......................................................................................      89

ARTICLE 16  HSR MATTERS.......................................................................................      90

     16.1  HSR Filings........................................................................................      90
     16.2  HSR Cooperation; Further Assurances................................................................      90
     16.3  Activities Prior to the Effective Date.............................................................      91

ARTICLE 17 MISCELLANEOUS......................................................................................      91

     17.1  Governing Law......................................................................................      91
     17.2  Jurisdiction.......................................................................................      91
     17.3  Waiver.............................................................................................      91
     17.4  Notices............................................................................................      92
     17.5  Entire Agreement...................................................................................      93
     17.6  Headings...........................................................................................      93
     17.7  Severability.......................................................................................      93
     17.8  Registration and Filing of the Agreement...........................................................      94
     17.9  Assignment.........................................................................................      94
     17.10 Successors and Assigns.............................................................................      94
     17.11 Divestiture by Pfizer..............................................................................      95
     17.12 Counterparts.......................................................................................      96
     17.13 Force Majeure......................................................................................      96
     17.14 Non-Solicitation of Employees......................................................................      97
     17.15  Press Releases and Other Disclosures..............................................................      97
     17.16  Third-Party Beneficiaries.........................................................................      98
     17.17  Relationship of the Parties.......................................................................      98
     17.18  Performance and Compliance by Affiliates..........................................................     100

EXHIBIT 1.20               -        Group/Joint Details
EXHIBIT 1.52               -        Call Center Costs
EXHIBIT 2.5                -        Sales Force Training Program
EXHIBIT 3.4(d)             -        Matters where Eyetech Possesses Special Expertise
                                    or has Special Relationships
EXHIBIT 3.4(e)             -        Initially Planned Phase III(b)/IV Product Studies
EXHIBIT 5.1(a)             -        Development Programs for the AMD Product and the DME
                                    Product
EXHIBIT 5.1(b)             -        AMD Agreed Development Costs and the DME Agreed
                                    Development Costs
EXHIBIT 6.2                -        Marketing Budgets and Detailing Requirements
EXHIBIT 6.12(a)            -        Pre-Existing Clinical Supply Agreements
EXHIBIT 10.4               -        Third Party Agreements
EXHIBIT 12.6(a)(iii)       -        Certain Product Liability Matters
EXHIBIT 12.6(b)(iii)(A)    -        Eyetech 2002 Clinical Supply Costs
EXHIBIT 12.6(b)(iii)(B)    -        Certain Third Party Intellectual Property
EXHIBIT 17.15              -        Joint Press Release
EXHIBIT 17.15(c)           -        Permitted Disclosures

                             COLLABORATION AGREEMENT

         THIS COLLABORATION AGREEMENT dated as of December 17, 2002 (the "Execution Date"), between Pfizer Inc. ("Pfizer"), a corporation organized under the laws of the State of Delaware, having a business address at 235 East 42nd Street, New York, New York 10017-5755, and Eyetech Pharmaceuticals, Inc. ("Eyetech"), a corporation organized under the laws of the State of Delaware, having a business address at 500 Seventh Avenue, 18th Floor, New York, New York 10018.

         WHEREAS, the Parties have executed the Other Product-Related Agreements (as defined below) with respect to the aptamer known as Macugen;

         WHEREAS, the Parties have also executed the Equity Agreements (as defined below) with respect to purchases of shares of Eyetech capital stock that have been and/or will be made from Eyetech by Pfizer, Pfizer Ireland Pharmaceuticals, a Pfizer Affiliate organized under the laws of the Republic of Ireland ("Pfizer Ireland"), and/or another Pfizer Affiliate designated by Pfizer;

         WHEREAS, the Parties have also executed the Detailing Services Agreement (as defined below); and

         WHEREAS, the Parties would like to set forth the terms and conditions pursuant to which they will collaborate in connection with the worldwide development and commercialization of products containing or based on the Macugen aptamer and with respect to certain other matters as described in this Agreement and in the Other Product-Related Agreements.

         NOW, THEREFORE, the Parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         The following terms, whether used in the singular or plural, shall have the following meanings:

         1.1 "Act" means both the United States Food, Drug and Cosmetic Act, as amended, and the regulations promulgated under the foregoing.

         1.2 "Affiliate" means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue. For purposes of this definition, "control" (including, with correlative meanings, "controlled by", "controlling" and "under common control with") means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests. For the avoidance of doubt, neither of the Parties shall be deemed to be an "Affiliate" of the other.

         1.3 "AMD Product" means a Product developed for use in the treatment of age-related macular degeneration.

         1.4 "API Bulk Drug Substance Supplier" means a third-party supplier of active pharmaceutical ingredient bulk drug substance for Products with which Eyetech or Pfizer enters into a supply agreement pursuant to Section 6.12.

         1.5 "Approval" means receipt from FDA of approval to market a drug product in the US Territory.

         1.6      "Bankruptcy Code" means 11 USC Sections 101-1330, as amended.

         1.7 "beneficial ownership" (and other correlative terms) by a Person means, with respect to any security: (a) such Person or any of such Person's Affiliates directly or indirectly owns such security; (b) such Person or any of such Person's Affiliates has the right to acquire such security (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; or (c) ownership, direct or indirect, by any other Person with which such Person or any of such Person's Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such security; provided, however, that a Person shall not be deemed to have beneficial ownership of any security by virtue of an agreement, arrangement or understanding to vote such security that arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Securities Exchange Act of 1934, as amended.

         1.8 "Business Day" means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized by Law to remain closed.

         1.9 "Call Center" means the call center to be established by Pfizer and substantially dedicated to receiving and answering Product-related inquiries and complaints from or on behalf of, as applicable, Product-users, physicians, managed care organizations, and others residing in the US Territory.

         1.10 "Change in Control" means, with respect to a Party, an event where:

                  (a) any Person or group of Persons (as the term "group" is interpreted pursuant to Rule 13d-5 under the Securities Exchange Act of 1934, as amended) acquires beneficial ownership of capital stock of the Party (other than (x) directly from such Party or (y) from underwriter(s) of such Party's capital stock in a public offering) entitling the holder(s) thereof to at least a majority of the voting power of the then outstanding capital stock of such Party with respect to the election of directors of such Party, or

                  (b) the Party enters into a merger, consolidation, reorganization or similar transaction with another Person (the "Acquiring Corporation") in which less than a majority of the voting power of the outstanding capital stock of such Party (if it is the surviving entity) or of the Acquiring Corporation (if it is the surviving entity) with respect to the election of directors following such transaction is held by Persons who were shareholders of such Party immediately prior to such transaction, or

                  (c) the Party sells to any Person(s) in one or more related transactions properties or assets representing all or substantially all of the properties and assets of such Party.

         1.11 "CMC" means the chemistry, manufacturing and controls section of the Product NDA.

         1.12 "Code" or "Codes" means the Code on Interactions with Healthcare Professionals promulgated by the Pharmaceutical Research and Manufacturers of America (PhRMA), the American Medical Association Guidelines on Gifts to Physicians, and the PhRMA Principles on Conduct of Clinical Trials and Communication of Clinical Trial Results, as any of the foregoing may be amended.

         1.13 "Commercially Reasonable Efforts" means, with respect to a Product, commercially reasonable efforts, which in no event will be less than the efforts the Party required to make such efforts generally uses (as applicable in the context used in this Agreement) in developing, seeking Approvals, manufacturing, promoting, detailing and marketing its other pharmaceutical products (if any) that are comparable to such Product, taking into account product labeling or anticipated labeling, market potential, past performance (if any), economic return potential, medical and clinical considerations, the regulatory environment, and competitive market conditions in the therapeutic area, all as measured by the facts and circumstances at the time such efforts are due.

         1.14     "Competing Product" means [**].

         1.15     "Consumer Price Index" or "CPI" means the Consumer Price Index
- Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index).

         1.16 "Co-Promotion" means the joint marketing and promotion (including without limitation Detailing) of the Products in the US Territory as described in Article 6. "Co-Promote" when used as a verb shall mean to engage in the activities described in Article 6.

         1.17     "Co-Promotion Budget" is defined in Section 6.2.

         1.18 "Co-Promotion Term" means the period from the Effective Date until the later of (a) the expiration of the last to expire Valid Claim (as such term is defined in the License Agreement) in the United States of America and
(b) 15 years after Launch of the last Product in the US Territory, unless sooner terminated as provided in this Agreement.

         1.19 "Cost of Goods Sold" means Manufacturing Costs plus or minus an adjustment to be mutually agreed by the Parties from time to time for variances between the standard cost component(s) of Manufacturing Costs and the actual costs incurred by the Parties that such standard cost component(s) are intended to cover.

         1.20 "Detail" means a face-to-face contact of either an Eyetech or Pfizer Sales Representative, as the case may be, with a medical professional with prescribing authority during which scientific and/or medical information about a Product is discussed. A Detail does not include a reminder or sample drop. With respect to certain group or institutional presentations, or joint details by Sales Representatives of both parties, Exhibit 1.20 sets forth how such presentations will be counted for determination of the number of Details. Details shall be measured by each Party's internal recording of such activity, provided that such measurement shall be on the same basis as the recording Party's measurement for its sales representatives detailing of such recording Party's other products (if any), consistently applied throughout the Co-Promotion Term. When used as a verb, the term "Detailing" means to engage in the activity of a Detail.

         1.21 "Detailing Services Agreement" means the Detailing Services Agreement dated as of the Execution Date between the Parties relating to an arrangement by which Eyetech may, at its option, detail for Pfizer on a contract basis Xalatan, Xalcom, and any other products approved for use in the Field containing latanoprost as an active ingredient, including without limitation Xalatan and Xalcom life-cycle products, that are owned by Pfizer or its Affiliates.

         1.22     "Detailing Report" is defined in Section 6.4.

         1.23 "Detail Requirement" means the number of Details that each Party's Sales Representatives are required to perform in the US Territory pursuant to a Marketing Plan.

         1.24 "Development Costs" means the costs, including without limitation Out-of-Pocket Costs in relation to the preclinical and clinical development of Products and the conduct of Product Studies and direct and identifiable variable personnel costs in relation to preclinical development of Products and the conduct of preclinical Product Studies, as set forth in each relevant Development Plan; provided, however, Development Costs shall not include any (a) Out-of-Pocket Costs paid by either Party prior to December 1, 2002, (b) [**], or (c) except for direct and identifiable variable personnel costs explicitly provided for in this Section 1.24, Internal Costs.

         In addition, Development Costs shall include Out-of-Pocket Costs and direct and identifiable variable personnel costs of (w) manufacturing clinical supplies of Products, (x) process development for clinical and commercial scale manufacture of Products, including without limitation manufacturing process optimization in accordance with Section 6.12(h), (y) stability studies and (z) providing manufacturing transition support in accordance with Section 6.12.

         1.25     "Development Plan" is defined in Section 5.1.

         1.26 "Distribution Agreement" means the Distribution Agreement dated as of the Execution Date between the Parties relating to the provision by Pfizer of Product distribution services in the US Territory on a contract basis for Eyetech.

         1.27 "DME Product" means a Product developed for use in the treatment of diabetic macular edema.

         1.28     "DOJ" means the United States Department of Justice.

         1.29     "Effective Date" means the HSR Clearance Date.

         1.30 "Equity Agreements" means (a) the Series D Preferred Stock Purchase Agreement dated as of the Execution Date, to which the Parties and Pfizer Ireland are parties, and (b) the Amended and Restated Investors' Rights Agreement, the Amended and Restated Right of First

Refusal and Co-Sale Agreement and the Amended and Restated Voting Agreement, each to be entered into by Eyetech and Pfizer Ireland after the Execution Date in accordance with the aforementioned Series D Preferred Stock Purchase Agreement.

         1.31 "FDA" means the United States Food and Drug Administration and any successor agency thereto.

         1.32 "Field" means the prevention, treatment or control of all ophthalmic diseases or conditions.

         1.33 "Fill and Finish Services Supplier" means a third party supplier of fill and finish services necessary to produce Products in finished (i.e., ready for administration to patients) form for sale in the US Territory with which Eyetech or Pfizer enters into an agreement pursuant to Section 6.12.

         1.34     "First Approval" means the first Approval of a Product.

         1.35     "FTC" means the United States Federal Trade Commission.

         1.36 "Funded Inventory Build Costs" means the amount of pre-Launch Manufacturing Costs funded by each of the Parties pursuant to Section 6.12(f). Each Party's Funded Inventory Build Costs shall be increased by amounts funded pursuant to Section 6.12(f) and reduced by the Inventory Build Credit applied pursuant to Section 8.3.

         1.37 "GAAP" means accounting principles generally accepted in the United States of America.

         1.38 "GMP" means the Good Manufacturing Practices regulations promulgated by the FDA under the Act as of the time of manufacture of the applicable Products.

         1.39 "Governmental Authority" means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision.

         1.40 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder.

         1.41 "HSR Clearance" means either (a) early termination of the applicable waiting period under the HSR Act with respect to the HSR Filings or
(b) expiration of the applicable waiting period under the HSR Act with respect to the HSR Filings.

         1.42 "HSR Clearance Date" means the earlier of (a) the date on which the FTC or DOJ shall notify Eyetech and Pfizer of early termination of the applicable waiting period under the HSR Act or (b) the day after the date on which the applicable waiting period under the HSR Act expires.

         1.43 "HSR Filings" means the filings by Pfizer and Eyetech with the FTC and the Antitrust Division of the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in the Transaction Agreements, together with all required documentary attachments thereto.

         1.44 "IND" means an investigational new drug application filed with the FDA with respect to a Product.

         1.45 "Internal Costs" means a Party's and/or its Affiliate's costs and expenses for overhead, personnel, rent, depreciation and amortization, utilities, equipment leases, general and administrative expenses and similar items.

         1.46 "Know-How" means unpatented technical and other information which is not known to the public, including information comprising or relating to concepts, discoveries, data, designs, formulae, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), together with processes, including manufacturing processes, specifications, techniques, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries, including documents (which shall include paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROM and any other media on which the foregoing information can be permanently stored) containing any of the foregoing information. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development related to the item, is (or remains) not known to the public.

         1.47 "Launch" means the initial shipping of a Product as a, or for, commercial sale to an unaffiliated third party, excluding any shipping for test marketing, clinical trial purposes or compassionate or similar use.

         1.48 "Law" or "Laws" means all laws, statutes, rules, Codes, regulations, orders, judgments and/or ordinances of any Governmental Authority.

         1.49 "License Agreement" means the License Agreement dated as of the Execution Date between the Parties.

         1.50 "Major Country" means France, Germany, Italy, Spain or the United Kingdom.

         1.51 "Manufacturing Costs" means costs that relate to (a) Products supplied by a non-Affiliate third party, or (b) Products manufactured directly by a Party or an Affiliate of a Party. In the case of (a), Manufacturing Costs shall be a "standard cost" per unit, which standard cost shall include (i) the amount paid to such a third party, plus (ii) the manufacturing Party's (i.e., the Party then responsible for manufacturing pursuant to Section 6.12) direct and identifiable Internal Costs and Out-of-Pocket Costs, which amounts shall be subject to the other Party's reasonable approval, incurred or accrued by the manufacturing Party in connection with quality assurance, supply chain management, and similar activities comprising the manufacturing

Party's oversight of the manufacturing process of the non-Affiliate third party. In the case of (b), Manufacturing Costs shall be a "standard cost" per unit, which standard cost shall include the cost of raw materials, labor, and other direct and identifiable variable costs and appropriate costs for equipment pools, plant operations and plant support services. The costs for plant operations and support services would include utilities, maintenance, engineering, safety, human resources, finance, plant management and other similar activities. The plant operations and support services costs would be allocated on a mutually agreed basis consistent with GAAP. Costs which cannot be identified to a specific activity supporting product manufacturing, such as charges for corporate overhead which are not controllable by the manufacturing plant, shall not be included in standard cost.

         1.52 "Marketing Expenses" means all Out-of-Pocket Costs paid or accrued by a Party pursuant to a Marketing Plan and directly related to the Co-Promotion of the Products in the US Territory, including those in connection with:

                  (a) [**]

                  (b) [**] for the Products [**]; (iii) [**] the Products [**];
(iv) [**]; (v) [**] the Products [**]; and (vi) [**] the Products [**]. With respect to [**] as determined in accordance with [**] subject to [**]; and

                  (c) [**] the Products.

         Notwithstanding the foregoing, Marketing Expenses shall not include any costs or expenses incurred prior to the Execution Date, and shall include (i) Eyetech's Out-of-Pocket Costs and direct and identifiable variable personnel costs incurred pursuant to Section 6.13 and amounts paid by Eyetech to Pfizer pursuant to the Distribution Agreement and (ii) filing or other user fees or maintenance fees paid to the FDA in order for Eyetech or Pfizer, as the case may be, to obtain or maintain regulatory approval for the Products.

         All other Out-of-Pocket Costs incurred in the Co-Promotion of the Products in the US Territory, but not specifically identified above, but which have been approved by the CSC or provided for in the Marketing Plan, shall be accounted for and deemed Marketing Expenses for all purposes of this Agreement.

         1.53     "Marketing Plan" is defined in Section 6.2.

         1.54 "NDA" means a New Drug Application filed with the FDA with respect to a Product.

         1.55 "Net Sales" means the gross amounts billed or invoiced by Eyetech and its Affiliates for Products in the US Territory, less the following deductions:

                  (a) trade, quantity and cash discounts allowed, but expressly excluding discounts or allowances offered as part of a package of products that includes a Product sold by Eyetech or its Affiliates;

                  (b) refunds, chargebacks and any other allowances which effectively reduce the net selling price;

                  (c) actual product returns, credits and allowances allowed to customers, and actual bad debts;

                  (d) rebates actually paid or credited to any governmental agency (or branch thereof) or to any third party payor, administrator or contractee;

                  (e) discounts mandated by, or granted to meet the requirements of, applicable state, provincial or federal law, wholesaler, including required chargebacks and retroactive price reductions;

                  (f) transportation, freight, postage charges and other charges, such as insurance, relating thereto, in each case included as a specific line item on an invoice to such third parties; and

                  (g) taxes, excises or other governmental charges upon or measured by the production, sale, transportation, delivery or use of goods, in each case included as a specific line item on an invoice to such third parties.

         If any such sales to third parties are made in transactions that are not at arm's length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm's length. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of the relevant Product in arm's-length transactions in the US Territory.

         If Eyetech or its Affiliate sells a Product in unfinished form to a third party for resale, then the gross amount to be included in the calculation of Net Sales arising from such sale shall be the amount invoiced by the third party upon resale, in lieu of the amounts invoiced by Eyetech or its Affiliates when selling the Product in unfinished form. Otherwise, where Eyetech or its Affiliate sells a Product in finished form to a third party that does not require a sublicense under the Eyetech Patents for further resale (each such third party hereinafter a "Distributor"), the amount to be included in the calculation of Net Sales shall be the price invoiced from Eyetech or its Affiliate to the third party, not the amount invoiced by the third party upon resale.

         If, in addition to or in lieu of a transfer price paid for quantities of Product supplied, any Distributor provides consideration to Eyetech or its Affiliate in connection with any Product or the Distributor's rights or relationship with Eyetech or its Affiliate in relation thereto, then such consideration shall be included in the calculation of Net Sales in the Quarter in which it becomes due to Eyetech or its Affiliate (as applicable).

         Notwithstanding the foregoing, amounts received by Eyetech or its Affiliates (x) for the sale of Products among Eyetech and its Affiliates for resale or (y) for the sale of Products by Eyetech or its Affiliates to Pfizer or its Affiliates or sublicensees for resale in the ROW Territory, shall not be included in the computation of Net Sales hereunder.

         Net Sales shall be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Product are giving rise to Net Sales.

         1.56 "Other Product-Related Agreements" means the License Agreement, the Distribution Agreement and the Regulatory Services Agreement.

         1.57 "Out-of-Pocket Costs" means costs and expenses paid to third parties (or payable to third parties and accrued in accordance with GAAP), other than Affiliates or employees, by either Party after the Execution Date (or, in the case of Development Costs, after December 1, 2002).

         1.58 "Party" means either Eyetech or Pfizer; "Parties" means both Eyetech and Pfizer.

         1.59 "Person" means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.

         1.60 "Pharmacia Merger" means the merger contemplated by the Agreement and Plan of Merger dated as of July 13, 2002 among Pfizer, Pilsner Acquisition Sub Corp., a wholly owned Subsidiary of Pfizer, and Pharmacia Corporation ("Pharmacia") (as the same may be amended or supplemented or restated from time to time, the "Pharmacia Merger Agreement") providing for the merger of Pilsner Acquisition Sub Corp. with and into Pharmacia.

         1.61 "Phase III Clinical Study" means a Product Study with study design and statistical power intended to meet the requirement for Approval by the FDA.

         1.62 "Phase III(b)/IV Product Study" means a clinical study designed to support or profile a Product or intended to be the basis of a post-approval Product filing, including without limitation proposed label changes not explicitly described in Section 1.64 below, but not including any clinical study intended to be the basis of any regulatory filing for initial FDA or other Governmental Authority approval for marketing of Products or conducted as a condition to the prior receipt of any regulatory approval for marketing of Products. Phase III(b)/IV Product Studies shall include, without limitation, epidemiological studies and modeling and pharmacoeconomic studies.

         1.63 "Product" means any product, that (a) contains or is based on the anti-VEGF aptamer known as "Macugen" or "EYE001", including any metabolites or prodrugs of such aptamer or any hydrates, conjugates, salts, esters, isomers, polymorphs or analogues of any of the foregoing, either alone or in combination with one or more other therapeutically active substances, and (b) is for use in the Field; including for the avoidance of doubt any AMD Product, DME Product or other product developed in accordance with the terms of this Agreement for any indication in the Field other than AMD or DME, or as a new un-pegylated formulation of any such AMD Product, DME Product or other product (each such other product, an "Additional Developed Product").

         1.64 "Product Studies" means clinical, preclinical, safety, and other studies that are designed to support FDA or other Governmental Authority approval for marketing of Products. For the avoidance of doubt, Product Studies shall not include [**], but shall include [**].

         1.65     "PSURs" means periodic safety update reports.

         1.66 "Quarter" means (i) with respect to Eyetech, each of the periods ending on March 31, June 30, September 30 and December 31, and (ii) with respect to Pfizer each of the periods ending at the end of each of the four (4) thirteen (13) week periods as used by Pfizer as reported in its filings with the Securities and Exchange Commission, the first such period commencing on January 1 of any year, and the terms "Eyetech Quarter" and "Pfizer Quarter" shall be construed accordingly.

         1.67 "Regulatory Costs" means the costs, including without limitation the Out-of-Pocket Costs and direct and identifiable variable personnel costs, in relation to making or supporting regulatory filings in the US Territory; provided, however, Regulatory Costs shall not include any (a) Out-of-Pocket Costs paid by either Party prior to the Execution Date, (b) costs of making or supporting regulatory filings in the ROW Territory, or (c) except for direct and identifiable variable personnel costs explicitly provided for in this Section 1.67, Internal Costs. In addition, Regulatory Costs shall include amounts paid by Eyetech to Pfizer under the Regulatory Services Agreement.

         1.68 "Regulatory Services Agreement" means the Regulatory Services Agreement dated as of the Execution Date between the Parties relating to the provision by Pfizer of specified regulatory services in the US Territory on a contract basis for Eyetech.

         1.69 "ROW Territory" means all countries in the world other than the US Territory.

         1.70 "Sales Representative" means an individual who engages in Detailing and other promotional efforts in the Field with respect to the Products and who has been trained and is employed by either Pfizer or Eyetech or their respective Affiliates.

         1.71 "Senior Executive" means, with respect to Eyetech, the Chief Executive Officer of Eyetech, and with respect to Pfizer, a corporate officer of Pfizer with senior decision-making authority; "Senior Executives" means both such officers. Pfizer shall initially designate Karen Katen as its Senior Executive.

         1.72 "Specifications" means the specifications for the manufacture and packaging of the Products consistent with the NDA.

         1.73 "Subsidiary" means, with respect to a Party, a majority or wholly-owned direct or indirect subsidiary of such Party.

         1.74     "Territory" means the US Territory and the ROW Territory.

         1.75 "Trademark" means (i) MACUGEN and (ii) any other trademark associated with the Products that may be selected by the Parties in accordance with Section 10.1(e), excluding the respective corporate names and logos of the Parties.

         1.76 "Transaction Agreements" means this Agreement, the Other Product-Related Agreements, the Equity Agreements and the Detailing Services Agreement.

         1.77 "US Territory" means the United States of America, including its territories, possessions and Puerto Rico.

         1.78 "Xalatan" means latanoprost ophthalmic solution which is presently sold by Pharmacia under the trademark Xalatan(R) as a single entity.

         1.79 "Xalcom" means product containing as active ingredients latanoprost and timolol and which is presently sold by Pharmacia under the trademark Xalcom(R) as a single entity.

         1.80     "Year" means each calendar year during the Co-Promotion Term.

                                    ARTICLE 2

                  CO-PROMOTION OF PRODUCTS IN THE US TERRITORY

         2.1 Co-Promotion. Subject to the terms of this Agreement, the Parties shall Co-Promote Products in the US Territory co-exclusively with each other as provided in this Agreement.

         2.2 License Grants. Each Party's rights under intellectual property rights owned or controlled by the other Party, with respect to the development, manufacture and Co-Promotion of Products in the US Territory, are as set forth in the License Agreement.

         2.3 Compliance With Law. Both Pfizer and Eyetech shall Co-Promote the Products in the US Territory in accordance with applicable Law, the terms of this Agreement and the then-current Marketing Plan. Neither Party shall be required to undertake any action or inaction, or to incur expenditures in connection with any such action or inaction under this Agreement that it believes, in good faith, may violate any Law.

         2.4 Detailing Obligations. Subject to Exhibit 6.2, the Detailing obligations of the Parties in respect of the Products shall be as set out in the then-current Marketing Plan.

         2.5      Training.

                  (a) Pfizer shall, at its sole expense, provide initial sales and product training in connection with the first Product Detailed by Eyetech Sales Representatives in the US Territory pursuant to this Agreement for up to forty (40) Eyetech Sales Representatives. Eyetech may also elect to have Pfizer provide such initial sales and product training to an additional fifteen
(15) Eyetech Sales Representatives, in which case Eyetech shall reimburse Pfizer for Pfizer's Out-of-Pocket Costs and direct and identifiable variable personnel costs incurred in connection with such training for such additional Sales Representatives. Such training shall, at Eyetech's option, be conducted in multiple program sessions; provided that Pfizer shall not be required to provide more than four (4) separate program sessions, the first three (3) of which shall be for not less than ten (10) Eyetech Sales Representatives each. A description of Pfizer's current initial sales force training program is described in Exhibit 2.5. Such program is subject to revision from time to time by Pfizer, provided that the initial training provided by Pfizer to Eyetech from time to time shall be the same as the initial training that Pfizer contemporaneously provides to Pfizer's Sales Representatives that Detail Products. Pfizer will provide ongoing training relating to Products for the trainers of Eyetech's Sales Representatives. All training programs for Eyetech's Sales Representatives other than the initial sales and product training will be the responsibility of Eyetech, at its sole expense; provided, however, that Pfizer will provide follow-up training for such Eyetech Sales Representatives at Eyetech's reasonable request, provided that Eyetech reimburses Pfizer for the reasonable costs and expenses incurred by Pfizer in connection with such follow-up training. In order to coordinate the training of Eyetech Sales Representatives with training of Pfizer Sales Representatives, any training provided by Pfizer to Eyetech Sales Representatives pursuant to this Section 2.5(a) shall take place at times and at locations reasonably selected by Pfizer in consultation with Eyetech.

                  (b) Pfizer and Eyetech shall, each at its own expense (except as otherwise set forth in Section 2.5(a)), comply with any training plan for the Products contained in the applicable Marketing Plan.

                  (c) If a Party organizes Co-Promotion-related meetings of its employees (such as periodic briefings of its Sales Representatives), it will make reasonable efforts to keep the Product-related portions of such meetings independent from other matters and to give the other Party advance notice of such meetings. If requested by the other Party, the Party organizing such meeting will permit Sales Representatives of the other Party to attend and participate in such meetings or such portions thereof which relate to the Co-Promotion of Products.

         2.6 Promotional Materials and Call Center Communications. The Parties will only utilize promotional, advertising, communication and educational materials relating to the Products in the US Territory (collectively "Promotional Materials") and only conduct promotional activities for the Products which, in each case, have been approved in the Marketing Plan or otherwise by the CSC (as defined in Section 3.1). All Promotional Materials shall name and feature both Parties with equal prominence. All promotional activities conducted by the Parties shall be consistent with the Promotional Materials so approved and the then-current Marketing Plan. Promptly after the Effective Date, the Parties will mutually agree upon procedures whereby designated representatives of each of them representing the marketing, medical, regulatory and legal functions, will meet, whether in person, by telephone or by videoconference, in order to discuss all promotional activities (except for Detailing) and Promotional Materials prior to final approval thereof by the CSC. In addition, as a prominent part of each communication with customers and other third parties, the Call Center shall clearly identify the Products as joint products of Eyetech and Pfizer. Eyetech shall own all rights to all Promotional Materials, including all copyrights thereto, and Pfizer hereby assigns to Eyetech all rights, title and interests of Pfizer in and to such Promotional Materials, including without limitation all copyright interests of Pfizer therein. Unless and until Promotional Materials are approved by the CSC for publication or other general dissemination, each Party shall maintain them in confidence pursuant to the terms of Article 11.

         2.7 Samples. The Parties, through the CSC, shall determine whether it is necessary and appropriate to undertake a sampling program for the first Product and, if so, the appropriate

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

terms and allocation of responsibilities for satisfying such sampling program; provided that any samples will be allocated fairly between the Parties' respective Sales Representatives in accordance with the Detailing arrangements set forth in the Marketing Plan; and provided further that each Party shall be responsible, at its sole expense, for (a) accounting for samples held, disposed of or distributed by such Party or its Sales Representatives, (b) destroying and disposing of samples after the latest date on which such samples are usable and
(c) complying with the requirements of all applicable Laws, including without limitation the requirements of the Prescription Drug Marketing Act of 1987, as amended.

         2.8 Distribution and Booking of Sales. Eyetech shall be responsible for distribution, invoicing, credit and collection for the Products in the US Territory. Eyetech will book all sales of Products in the US Territory; provided that this Section 2.8 shall not be construed as an assurance by Pfizer to Eyetech regarding the appropriate accounting treatment of such sales.

         2.9 Contract Sales Forces. Without the consent of the other Party, neither Pfizer nor Eyetech may use any contract sales force to Co-Promote or Detail any Product.

         2.10 Delivery Technology Development Agreement. Promptly after the Effective Date, the Parties shall in good faith discuss entering into a separate agreement to provide for the development by the Parties of additional Product delivery technology. The Parties intend to provide in such agreement for a sharing between the Parties of the costs and benefits of developing and commercializing such additional delivery technology on the same basis as development costs and commercialization benefits are shared under this Agreement and the License Agreement; provided that, for the avoidance of doubt, it is agreed that neither Party would be required to make any upfront license fee payments to the other Party in connection with such separate agreement.

                                    ARTICLE 3

                             MANAGEMENT OF ALLIANCE

         3.1 Committee/Subcommittees. In order to fulfill the objectives of this Agreement, the Parties agree to establish a Joint Operating Committee ("JOC"), a Commercialization Subcommittee ("CSC"), a Clinical Development/Regulatory Subcommittee ("CDRSC"), and a Manufacturing Subcommittee ("MSC"), and such other committees and subcommittees as may be established by mutual consent of Eyetech and Pfizer. Each committee and subcommittee shall have two co-chairpersons, one designated by each of Eyetech and Pfizer. All decisions of the committees and subcommittees shall be by a vote of the co-chairpersons, each co-chairperson having one vote, and all decisions shall be by unanimous consent of the co-chairpersons.

         3.2 Meetings. The chairpersons of the JOC, CSC, CDRSC, MSC, or any other committee or subcommittee, shall call meetings quarterly, or as otherwise requested by one of the Parties. Meetings may be held in person, by telephone, or by video conference call, and the location of each meeting shall alternate between sites located in New York, New York selected by each co-chairperson. Additional participants may be invited by any representative to attend meetings where appropriate. The Parties shall cause their respective representatives on the committees and subcommittees to use diligent efforts, acting in good faith, to resolve all matters presented to them as expeditiously as possible.

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

         3.3      Clinical Development/Regulatory Subcommittee.

                  (a) The CDRSC shall consist of research and development, commercial, regulatory and marketing/medical managers (as needed) from each of Eyetech and Pfizer, each of which shall confirm to the other its designees. The CDRSC will establish a clinical development working group that shall be responsible for:

                           (i)      Preparing annual Development Plans;

                           (ii)     Monitoring progress of all Product Studies
in the Territory (including reviewing costs and activities against the annual Development Plan);

                           (iii)    Facilitating the exchange of all development
information and data relating to all Product Studies in the Territory;

                           (iv)     Review and approval of statistical analysis
plans and protocols for all Product Studies in the Territory and revising any investigator's brochure(s); and

                           (v)      Providing updates on its activities and
achievements to the JOC.

                  (b) The CDRSC will also establish a regulatory working group that will be responsible for:

                           (i)      Overseeing, monitoring and coordinating all
regulatory (FDA) aspects of the US Territory Product Approval program, including all US Territory regulatory actions, communications and filings (including matters pertaining to Product labeling) and submissions (including filings and submissions of supplements and amendments to FDA with respect to the Products);

                           (ii)     Establishing the schedule and implementation
strategy for all FDA filings;

                           (iii)    Coordinating preparation for and attendance
at FDA advisory committee meetings;

                           (iv)     Coordinating responses to additional FDA
requirements and FDA inquiries;

                           (v)      Proposing, overseeing and agreeing upon a
regulatory strategy and plan for obtaining regulatory approvals for the Products in the Territory;

                           (vi)     Facilitating the exchange of all regulatory
information and data relating to Products in the Territory;

                           (vii)    Facilitating the exchange of information in
conjunction with Section 4.3 of this Agreement in order to ensure that significant issues concerning adverse event information and safety issues are addressed consistently among Governmental Authorities in the Territory; and

                           (viii)   Providing updates on its activities and
achievements to the JOC.

                  (c) Neither Party shall make any change to any annual Development Plan without the prior approval of the CDRSC, and all Development Plans and Development Costs provided therein shall be consistent with the terms of this Agreement. If the CDRSC is unable to reach a decision on any issue within fifteen (15) Business Days after presentation, either Party may refer the issue to the JOC for resolution.

                  (d) Following a referral to the Senior Executives of the Parties pursuant to Section 3.7 below, the final decision-making authorities set out in Sections 3.3 (e), (f), (g) and (h) shall apply.

                  (e) [**] shall have the final decision-making authority for matters relating to [**] for such Product [**] to such Product [**]; provided, however, that [**] shall have the final decision-making authority as to [**], provided that [**]. For purposes of the previous sentence, [**]; provided, however, that [**].

                  (f) [**] shall have final decision-making authority with respect to [**] the Parties shall [**]. Except as otherwise set forth in this Agreement, [**] shall have final decision-making authority with respect to [**].

                  (g) Notwithstanding the Parties' joint approval rights set forth in Section 3.3(f), [**] may not prevent [**] from [**] for the applicable Product, [**].

                  (h) Subject to Pfizer's fulfillment of its obligations under the Regulatory Services Agreement, which shall require Pfizer to perform its obligations thereunder in a commercially reasonable manner, in the event that Eyetech materially fails to discharge its regulatory obligations in the US Territory in a commercially reasonable manner applying accepted pharmaceutical industry standards, and in compliance with all Laws, and fails to cure such failure following written notice thereof from Pfizer and a reasonable opportunity to cure, then the final decision-making authority with respect to [**] the Products [**] shall be transferred to Pfizer for the balance of the Co-Promotion Term; provided that in the event that after such transfer (x) Pfizer closes a Divestiture Transaction pursuant to Section 17.11 or (y) materially fails to discharge its regulatory obligations in the US Territory in a commercially reasonable manner applying accepted pharmaceutical industry standards, and in compliance with all Laws, and fails to cure such failure following written notice thereof from Eyetech and a reasonable opportunity to cure, then the final decision-making authority with respect to [**] the Products [**] shall thereafter be exercised jointly by the Parties for the balance of the Co-Promotion Term.

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

         3.4      Commercialization Subcommittee.

                  (a) The CSC shall consist of members from each of Eyetech and Pfizer, each of which shall confirm to the other its designees. The CSC shall be responsible with respect to the US Territory for:

                           (i)      Preparing and implementing annually the
Marketing Plan;

                           (ii)     Monitoring progress under and compliance
with the Marketing Plan;

                           (iii)    Coordinating with the CDRSC with respect to
regulatory issues and future Product development activities to be undertaken pursuant to the Development Plans;

                           (iv)     Developing positioning and market strategies
consistent with the Marketing Plan, including decisions to seek or include any new indication, formulation or usage for the Products, such as for life cycle management;

                           (v)      Developing advertising material and
strategies and promotional materials for the Parties' Sales Representatives for the Products, designing packaging, and planning and overseeing educational and professional symposia and speaker and activity programs for the Products in the US Territory;

                           (vi)     Providing updates on the CSC's activities
and achievements to the JOC; and

                           (vii)    Discussing the prices at which the Products
will be sold to unaffiliated third parties throughout the Territory.

                  (b) Following a referral to the Senior Executives of the Parties pursuant to Section 3.7 below, the final decision-making authorities set out in Sections 3.4(c), (d) and (e) shall apply.

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

                  (c) Subject to Sections 3.4(d), (e) and (f) below, Pfizer shall have final decision-making authority with respect to [**]:

                           (i)  activities [**];

                           (ii) [**]

                           (iii) [**] the Products; and

                           (iv) [**], including [**],

                  (d) [**] shall have final decision-making authority with respect to:

                           (i)  [**] Eyetech shall [**]; and

                           (ii) [**] Eyetech [**]

                  (e) The Parties shall mutually agree upon [**] Products [**] covered by [**] shall have [**].

                  (f) Notwithstanding the provisions of Section 3.4(c), but subject to the provisions of Section 3.4(g), in the event that Pfizer closes a Divestiture Transaction pursuant to Section 17.11, the final decision-making authority with respect to all US Territory marketing and other commercial activities for the Products pursuant to this Section 3.4, [**] Eyetech [**] pursuant to [**] shall thereafter be exercised jointly by the Parties for the balance of the Co-Promotion Term.

                  (g) All Marketing Plans shall be consistent with the terms of this Agreement. If the CSC is unable to reach a decision on any issue within fifteen (15) Business Days after presentation, either Party may refer the issue to the JOC for resolution.

         3.5      Manufacturing Subcommittee.

                  (a) The MSC shall consist of members from each of Eyetech and Pfizer, each of which shall confirm to the other its designees. The MSC shall be responsible for:

                           (i)      Overseeing manufacturing activities underway
as of the Effective Date, including formulation development, product characterization studies, stability studies, and management of clinical supplies of the Products;

                           (ii)     Overseeing the manufacturing of registration
batches of Product;

                           (iii)    Overseeing process development plans;

                           (iv)     Monitoring worldwide quality assurance
efforts and ensuring that all Products are manufactured in accordance with the Parties' quality standards;

                           (v)      Overseeing supply relationships with any
third party manufacturers;

                           (vi)     Subject to Section 4.1(c), review of the CMC
section of the NDA for each Product, provided that the time period for reviewing any such CMC section shall, notwithstanding the provisions of Section 4.1(c), be thirty (30) days from the date on which Eyetech, through the CDRSC, provides Pfizer with a draft of the NDA pursuant to Section 4.1(c);

                           (vii)    Overseeing manufacture of the Products;

                           (viii)   Reviewing and approving Specifications for
purposes of the NDA and for Launch;

                           (ix)     Commencing and overseeing any new
manufacturing activities, including Product manufacturing process validation prior to NDA approval and any pre-approval inspection of the Product manufacturing subcontractors;

                           (x)      Coordinating with the CSC and CDRSC as
appropriate;

                           (xi)     Preparation for FDA inspections and ensuring
adherence to compliance standards;

                           (xii)    Evaluating the forecasts provided in each
Marketing Plan as well as inventory levels for the Product and future logistic strategies and capacity planning;

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

                           (xiii)   Reviewing quality-related issues concerning
the Product or any component thereof; and

                           (xiv)    Providing updates on the MSC's activities
and achievements to the JOC.

                  (b) If the MSC is unable to reach a decision on any issue within fifteen (15) Business Days after presentation, either Party may refer the issue to the JOC for resolution. Following a referral to the Senior Executives of the Parties pursuant to Section 3.7 below, [**]shall have final decision-making authority with respect to [**]; provided that:

                           (i)      Pfizer shall [**] any agreement [**] entered
into [**] (ii) [**] Pfizer [**] and/or [**] that otherwise would [**], and Pfizer [**] pursuant to this Section 3.5 [**],

                           (iii)    [**] Pfizer [**] pursuant to Section 17.11,
[**],

                           (iv)     [**] the Parties, and

              (v)    [**] all Products [**].

3.6 Joint Operating Committee.

                  (a) The Joint Operating Committee ("JOC") shall consist of an equal number of members from each of Eyetech and Pfizer. Each of Eyetech and Pfizer shall confirm to the other its designees. At least one of Pfizer's designees shall be the Vice President in Pfizer's Pharmaceuticals Group with global responsibility for the therapeutic area covering the Products. The JOC shall address all of the significant and strategic issues within the purview of the various subcommittees, and shall be responsible for resolving any issues referred by the subcommittees. The JOC will be presented with updates on the activities and achievements of the subcommittees. All decisions of the JOC will be unanimous votes of the co-chairpersons.

                  (b)      If the JOC is unable to resolve any issue within ten
(10) Business Days after presentation, either Party may refer the issue to the Senior Executives for resolution pursuant to Section 3.7.

         3.7 Deadlocks. If for any reason the JOC cannot resolve any matter properly referred to it, either Party may refer the matter to the Senior Executives for resolution. If after discussing the matter in good faith and attempting to find a mutually satisfactory resolution to the issue, the Senior Executives fail to come to consensus within five (5) Business Days of the date on which the matter is referred to the Senior Executives, the provisions of Sections 3.3(d), 3.4(b), and 3.5(b), as applicable, shall apply and resolutions reached through such provisions shall be binding on the Parties; provided that such decisions are made in good faith and are consistent with the provisions of this Agreement.

         3.8 Limitation on Decision-Making Authority. Notwithstanding anything to the contrary, none of the committees or subcommittees contemplated by this Article 3 nor any Senior Executive pursuant to this Article 3 shall be entitled to determine any matters for which: (a) one or more of the Parties is allocated decision-making authority elsewhere in this Agreement; or (b) such determination would violate or permit the violation of any express provision of this Agreement, including, without limitation, the provisions of Sections 3.3(f), 3.3(g), 3.3(h), 3.4(e) and 3.5(b) that provide explicitly for mutual or joint decision-making; or (c) this Agreement provides that neither Party shall have final decision-making authority or provides that a decision shall not be made without the approval or consent of a particular Party.

                                   ARTICLE 4

                         CLINICAL AND REGULATORY MATTERS

         4.1      Clinical and Regulatory Matters in the US Territory. This
Section 4.1 shall apply to clinical and regulatory matters relating to Products in the US Territory.

                  (a) Subject to Section 3.3, [**]FDA for the Products [**] for each of the Products.

                  (b) All NDAs and Approvals within the US Territory relating to the Products shall be the property of Eyetech and held in the name of Eyetech or its designated Affiliates. Eyetech's designated representative shall serve as the designated regulatory official for Products in the US Territory for purposes of receiving communications from the FDA.

                  (c) Eyetech will provide Pfizer with copies, which copies may be in draft form, of the following submissions to the FDA through the CDRSC. If reasonably practicable, Eyetech will provide Pfizer with such copies at least fifteen (15) days prior to planned submission to the FDA by Eyetech, whereupon Pfizer shall provide comments to Eyetech regarding such submission at least ten
(10) days prior to such planned submission, and, Eyetech shall reasonably consider the comments given by Pfizer prior to making such submission:

                           (i)      all annual reports regarding a Product prior
to First Approval of such Product, including without limitation the annual reports required under 21 C.F.R. 312.33 as it may be amended; and

                           (ii)     all other filings that are not subject to a
deadline imposed by the Act of less than twenty-one (21) days after discovery of an event that triggers the filing requirement and that are not otherwise required to be jointly agreed upon pursuant to Section 4.1(d).

                  (d) Eyetech shall provide notice to Pfizer within two (2) Business Days of discovery by Eyetech of any event that triggers an FDA filing requirement that is subject to a deadline imposed by the Act of less than twenty-one (21) days after the discovery of such an event. Eyetech shall promptly provide copies of any correspondence or other submission subject to this Section 4.1(d) to Pfizer, and the chairpersons of the CDRSC shall discuss in good faith and on a timely basis determine the most effective and expeditious means of responding to such FDA filing requirement.

                  (e) Eyetech shall provide notice to Pfizer of any additional FDA requirements which FDA may impose with respect to the First Approval, (including without limitation, additional clinical studies) and of all FDA inquiries requiring a response within two (2) Business Days of receipt thereof by Eyetech. Eyetech will promptly provide Pfizer with copies of all correspondence between Eyetech and FDA and copies of all FDA contact reports produced by Eyetech.

                  (f) In connection with Sections 4.1(a), (b) and (c) above, Eyetech shall provide Pfizer with notice of all meetings, conferences, and discussions (including without limitation, advisory committee meetings and any other meeting of experts convened by FDA concerning any topic relevant to the Products) scheduled with FDA concerning any pending NDA or other regulatory matters relating to the Products within two (2) Business Days after Eyetech receives notice of the scheduling of such meeting, conference, or discussion. Pfizer shall be entitled to have reasonable representation present at all such meetings. Eyetech and Pfizer, through the CDRSC, shall use reasonable efforts to agree (subject to Section 3.3(f)(i) to the extent applicable) in advance on the scheduling of such meetings and on the objectives to be accomplished at such meetings, conferences, and discussions and the agenda for the meetings, conferences, and discussions with FDA.

                  (g) Each Party shall provide to the other Party, through the CDRSC, on a timely basis copies of all material pre-clinical and clinical data compiled in support of an NDA or other regulatory filings in the US Territory with respect to the Products.

                  (h) Any decision to initiate a recall or withdrawal of Product in the US Territory shall be made by the CDRSC. Before the CDRSC initiates a recall or withdrawal, and upon the request for a recall or withdrawal by either Party, the Parties shall promptly and in good faith discuss the reasons therefor. Under no circumstances shall either Party unreasonably object to a recall or withdrawal requested by the other Party, and neither Party shall have any right to object to a recall or withdrawal requested by the other Party for failure of a Product to meet the Specifications, for material safety concerns or for noncompliance with the Act. In the event of any recall or withdrawal, Pfizer shall implement any necessary action, with assistance from Eyetech as reasonably requested by Pfizer.

         4.2      Clinical and Regulatory Matters in the ROW Territory. This
Section 4.2 shall apply to clinical and regulatory matters relating to Products in the ROW Territory.

                  (a) After the Effective Date, Pfizer will assume sole ownership, control of and responsibility for all regulatory filings in the ROW Territory, and Eyetech shall cooperate with Pfizer in connection with such filings as reasonably requested by Pfizer and at Pfizer's sole cost and expense. Prior to Pfizer taking over responsibility for contracting with API Bulk Drug Substance Supplier(s) and/or Fill and Finish Services Supplier(s) or performing, either directly or through Affiliates, services that otherwise would be performed by API Bulk Drug Substance Supplier(s) and/or Fill and Finish Services Supplier(s) in accordance with Section 6.12, Eyetech shall be responsible for providing Pfizer with Product samples for use in connection with regulatory filings relating to Products in the ROW Territory at Pfizer's sole cost and expense.

                  (b) All regulatory approvals in the ROW Territory relating to the Products shall be deemed the property of Pfizer and held in Pfizer's or its Affiliate's name.

                  (c) Pfizer's rights under Sections 4.2(a) and (b) above are subject to the following: Pfizer shall provide Eyetech with notice of all meetings, conferences, and discussions (including without limitation, any meeting of experts convened by regulatory authorities concerning any topic relevant to the Products) scheduled with Governmental Authorities concerning any material regulatory matters relating to the Products within two (2) Business Days after the scheduling of such meeting, conference, or discussion. Eyetech shall be entitled to have reasonable representation present at all such meetings. In addition, with respect to clinical and regulatory matters in the ROW Territory, Pfizer shall promptly provide Eyetech with (i) copies of all pre-clinical and clinical data compiled in support of regulatory filings in the ROW Territory, (ii) copies of all material regulatory correspondence with EMEA, as defined in the License Agreement, (or any Governmental Authority in a Major Country) and with Japanese Governmental Authorities, (iii) advance copies of material submissions to EMEA (or any Governmental Authority in a Major Country) and to Japanese Governmental Authorities, and the same opportunity to comment in advance on such submissions (and to have its comments reasonably taken into account) as Pfizer is provided with respect to the submissions to FDA under
Section 4.1(c), provided, however, that an inadvertent failure by Pfizer to submit Eyetech advance copies pursuant to this Section 4.2(c)(iii) shall not be considered a material breach of this Agreement if Pfizer has implemented procedures reasonably designed to avoid any such failure and cures any such failure promptly after its discovery, (iv) notices of any revocations of

Product marketing approvals and any Product recalls, and (v) reasonable responses to inquiries by Eyetech regarding the regulatory approval and commercialization processes for each Product in the ROW Territory, including without limitation reasonable access to Pfizer personnel, documents and files in connection with such inquiries.

         4.3      Inquiries, Adverse Events, etc.

                  (a) Eyetech and Pfizer shall be responsible for the surveillance, receipt, evaluation, and reporting of product complaints and reports of adverse drug experiences, for the Products in the US Territory and the ROW Territory, respectively; provided, however, during the term of the Regulatory Services Agreement, Pfizer shall perform certain of such US Territory responsibilities on behalf of Eyetech under the terms of the Regulatory Services Agreement.

                  (b) Eyetech shall be responsible for promptly investigating Product complaints and reports of adverse drug experiences and other required safety information (e.g., PSURs and annual safety reports) associated with the use of any Product in the US Territory. As to each Product, Eyetech shall submit reports of all adverse drug experiences associated with the use of the Product(s) and other required safety information to the FDA in accordance with applicable Law. Eyetech shall submit a copy of each such report to Pfizer contemporaneously with its submission of the report to FDA, or in advance of such submission if, and as, reasonably necessary to permit Pfizer to comply with legal requirements applicable to it, if practicable.

                  (c) Pfizer shall promptly investigate Product complaints and reports of adverse drug experiences and other required safety information (e.g., PSURs and annual safety reports) associated with the use of any Product in the ROW Territory. As to each Product, Pfizer shall submit reports of all adverse drug experiences associated with the use of the Product(s) and other required safety information to the applicable Governmental Authorities in the ROW

Territory in accordance with applicable Law. Pfizer shall submit a copy of each such report to Eyetech contemporaneously with its submission of the report to the applicable Governmental Authority in the ROW Territory, or in advance of such submission if, and as, reasonably necessary to permit Eyetech to comply with legal requirements applicable to it, if practicable.

                  (d) Eyetech shall have the sole responsibility for revising the Product labeling for the US Territory, and Pfizer for the ROW Territory, as needed, to adequately warn of the potential risks identified by reports of adverse drug experiences associated with the use of the Product and from Product complaints. In addition, the Parties agree to jointly develop additional written procedures including the mechanics for the surveillance, receipt, evaluation, and reporting of Product complaints and adverse drug experiences, including the possible maintenance of a worldwide safety database, in accordance with this Article 4 and subject to the oversight of the CDRSC.

                  (e)      Each Party shall notify the other Party within two
(2) Business Days after it receives information about the initiation of any investigation, review or inquiry by FDA or other Governmental Authority concerning the distribution, promotion or sale of the Product, not otherwise described above.

         4.4 Pfizer's Performance of Regulatory Services Agreement Obligations. During the term of the Regulatory Services Agreement, all of Eyetech's regulatory obligations under this Agreement are subject to Pfizer's performance of its obligations under the Regulatory Services Agreement to the extent Eyetech's performance of Eyetech's obligations depends on Pfizer's performance of Pfizer's obligations under the Regulatory Services Agreement.

                                   ARTICLE 5

                               PRODUCT DEVELOPMENT

         5.1 Development Plan and Budget. The CDRSC shall develop an annual development plan, which shall include preclinical and clinical plans and a budget (a "Development Plan") in respect of the Products consistent with the terms of this Agreement for each Year during the Co-Promotion Term. The CDRSC shall meet to discuss the first Development Plan within ninety (90) days after the Execution Date. A description of the overall development programs for development of the AMD Product and DME Product is attached as Exhibit 5.1(a), and a summary of the budgets for agreed upon Development Costs for such programs (respectively, the "AMD Agreed Development Costs" and the "DME Agreed Development Costs") are attached as Exhibit 5.1(b) to this Agreement. Each annual Development Plan may be updated throughout the Year as deemed appropriate by the CDRSC. Cumulative Development Costs for each of the AMD Product and DME Product shall not exceed the AMD Agreed Development Costs and the DME Agreed Development Costs, respectively, for such Products absent mutual consent of the Parties. The Parties' respective obligations with respect to Development Costs shall be as set forth in Section 8.1, provided that, unless otherwise agreed by the Parties, neither Party shall be obligated to pay for any Development Costs in excess of the AMD Agreed Development Costs or the DME Agreed Development Costs, respectively, except to the extent a Party exercises its final decision-making authority in accordance with Article 3 to approve such excess Development Costs over the objection of the other Party or otherwise unilaterally incurs such excess Development Costs, in which case the Party exercising such final decision-making authority or unilaterally incurring excess Development Costs shall be solely responsible for such excess Development Costs. The Parties acknowledge that the budgets set forth in Exhibit 5.1(b) do not cover preclinical Development Costs for periods after the end of 2003 and do not cover Development Costs for manufacturing process development and optimization. With respect to such Development Costs not covered by the budgets set forth in
Exhibit 5.1(b), the Parties shall discuss reasonably necessary preclinical Development Costs for subsequent periods and Development Costs for manufacturing process development and optimization, and amend Exhibit 5.1(b) to cover such additional Development Costs.

         5.2 AMD Product and DME Product Development. Each of the Parties shall, during the Co-Promotion Term, use Commercially Reasonable Efforts to develop and obtain Approvals for at least one AMD Product and one DME Product as provided in this Agreement. In the event that a party fails to exercise such Commercially Reasonable Efforts, such Party's sole liability and the other Party's sole remedy for such failure shall be termination of this Agreement in accordance with Section 13.2.

         5.3 Development of Products for Additional Indications in the Field. At the request of either Party, the Parties shall in good faith meet and discuss jointly developing Additional Developed Products where preclinical and/or clinical results provide a reasonable basis for pursuing such additional development or the pursuit of such additional development is otherwise potentially commercially attractive. If the Parties agree to pursue such additional development, the Parties shall amend the applicable Development Plan(s) accordingly. If the Parties do not agree to pursue such additional development, either Party shall have the right to pursue development of such Additional Developed Products at its sole expense, subject to the other Party's rights under this Agreement with respect to the Co-Promotion of Products (including Additional Developed Products); provided, however, that such additional development would not, based on the best available scientific evidence, be reasonably likely to have a materially adverse effect on the Co-Promotion of the Products.

                                   ARTICLE 6

                       LAUNCH, CO-PROMOTION AND DETAILING

         6.1 Co-Promotion of Products. Eyetech and Pfizer shall be jointly responsible for the Co-Promotion of Products in the US Territory, with each Party participating (except as otherwise expressly provided in this Agreement) in all types of marketing activity in the US Territory. Each of the Parties shall Co-Promote the Products in the US Territory during the Co-Promotion Term in accordance with the terms of this Agreement and the applicable Marketing Plan, and in compliance with all Laws. In conducting Co-Promotion activities, each Party shall use Commercially Reasonable Efforts to Co-Promote the sale of the Products in the US Territory. In the event that a Party fails to exercise such Commercially Reasonable Efforts, such Party's sole liability and the other Party's sole remedy for such failure shall be (a) termination of this Agreement in accordance with Section 13.2 and (b) if applicable to such failure, the remedies set forth in Section 6.5 below. All aspects of each Marketing Plan will be determined pursuant to the committee system set forth in Article 3.

         6.2      Marketing Plan and Budget.

                  (a) The CSC shall, subject to the provisions of Sections 3.4(c), (d), (e) and (f), develop a Marketing Plan (a "Marketing Plan") and a marketing budget (a "Co-Promotion Budget") for the period from the Effective Date through Launch of the first Product in the US Territory and for each Year thereafter during the Co-Promotion Term consistent with Exhibit 6.2 and the other terms of this Agreement. The first Marketing Plan shall be a pre-Launch Marketing Plan, such Marketing Plan to be as approved by the JOC within six (6) months of the

Effective Date (the "Pre-Launch Marketing Plan"). The Pre-Launch Marketing Plan shall contain a pre-Launch Co-Promotion Budget covering the period of time from the Effective Date through the Launch of the first Product in the US Territory of up to $[**] or such higher amount as is agreed between the Parties. The pre-Launch Co-Promotion Budget shall not exceed $[**] unless otherwise agreed by both Parties, and neither Party's election to withhold such agreement shall be subject to the other Party's decision-making authority. Neither Party shall engage in any Co-Promotion activities except as provided in the applicable Marketing Plan. Subsequent annual Marketing Plans will describe the plan for commercialization of the Products in the US Territory, including: (a) general strategies for the Detailing and marketing of the Products and allocation of responsibilities for marketing activities; (b) Detail Requirements and sampling activities, if any; (c) market and sales forecasts; (d) pricing and discounting analysis; (e) advertising, public relations and other promotional programs, including professional symposia and speaker and activity programs to be used in the Co-Promotion of the Products; and (f) [**]. Each Marketing Plan and the Co-Promotion Budget may, subject to the provisions of Sections 3.4(c), (d), (e) and (f), be updated from time to time as deemed appropriate by the CSC.

                  (b) Exhibit 5.1(b) also includes [**], which Product Studies will be performed absent mutual agreement by the Parties to the contrary. [**] these [**] of Products, [**].

         6.3 Detailing. The Parties shall be responsible for performing the Detail Requirements specified in each then-current Marketing Plan.

         6.4 Detailing Reports. Each Party shall provide the other Party and the CSC with a report as soon as practicable but in no event later than forty-five (45) days following the end of each Quarter during the Co-Promotion Term setting forth, in such detail and form as the Parties shall agree, the number of Details made by such Party's Sales Representatives of Products in the

US Territory during such Quarter (each, a "Detailing Report"), provided, however, that the Detailing Report for the fourth such Quarter in each Year shall be cumulative and reflect the number of Details made by such Party's respective Sales Representatives in the US Territory during such Year. Eyetech covenants that it shall develop an internal system for the purpose of reporting the number of Details of its Sales Representatives, and that it shall have such system implemented by the time it begins Detailing the Products.

         6.5      Detail Shortfalls.

                  (a) In the event that either Party fails to perform (such Party, a "Shortfall Party") at least [**] percent ([**]%) of its Detail Requirement in any Year as reported pursuant to Section 6.4 or verified pursuant to Section 9.3, the Shortfall Party shall pay to the other Party as liquidated damages an amount equal to the Detail Cost (as hereinafter defined), multiplied by the applicable factor set forth below (the "Shortfall Factor") multiplied by the total number of Details in the shortfall (the Detail Cost, multiplied by the number of Details in the shortfall, multiplied by the Shortfall Factor, the "Detail Shortfall Payment Amount"), on an incremental basis as set forth below:

-----------------------------------------------------------------------------------------
                                                                                Shortfall
                                            Detail Shortfall Level                Factor
-----------------------------------------------------------------------------------------
For such portion of shortfall which is: > or = [**]% but < [**]% of Detail         [**]
                                         Requirement
-----------------------------------------------------------------------------------------
For such portion of shortfall which is: > or = [**]% but < [**]% of Detail         [**]
                                         Requirement
-----------------------------------------------------------------------------------------
For such portion of shortfall which is: < [**]% of Detail Requirement              [**]
-----------------------------------------------------------------------------------------

For purposes of this Section 6.5, "Detail Cost" means $[**]. If a Party wishes to verify the Details performed by the other Party in any Year, such Party shall give notice to the other Party that the notifying Party wishes to verify Details pursuant to Section 9.3 within forty-five (45) days after receipt of the other Party's last Detailing Report set forth in Section 6.4 for such Year.

                  (b) With respect to any Year in which only one of the Parties was a Shortfall Party, the Shortfall Party shall, within one-hundred twenty (120) days after the end of such Year (or within thirty (30) days after completion of any verification(s) of Details pursuant to Section 9.3 conducted pursuant to Section 6.5(a) for such Year, if such verification(s) have not been completed within ninety (90) days after the end of such Year), pay the Detail Shortfall Payment Amount to the other Party.

                  (c) With respect to any Year in which both Parties are Shortfall Parties, the Party having performed the highest percentage of its Detail Requirement in such Year (the "Highest Performing Party") shall be deemed not to be a Shortfall Party and the percentage of such Party's Detail Requirement performed by such Party shall be deemed to equal [**] percent ([**]%) of that Party's Detail Requirement in such Year. The other Party shall continue to be required to pay a Detail Shortfall Payment Amount in accordance with Section 6.5(b); provided, however, such Detail Shortfall Payment Amount to be paid by such other Party shall be reduced by (i) multiplying such other Party's Detail Requirement for such Year by the percentage of the Highest Performing Party's Detail Requirement actually performed by the Highest Performing Party during such Year and (ii) recalculating such other Party's Detail Shortfall Payment Amount using the reduced Detail Requirement for such other Party calculated in accordance with the immediately preceding clause (i).

                  (d) In the event that either Party fails to perform at least [**] percent ([**]%) of its aggregate Detail Requirement (such Party, the "Detail Breaching Party") for [**] during the Co-Promotion Term (a "Detail Shortfall Period"), then:

                           (i)      If Pfizer is the Detail Breaching Party,
Eyetech shall have the right, in addition to the remedies provided for in Sections 6.5(b) and 6.5(c) above, exercisable upon notice to Pfizer given within ninety (90) days after the end of such Detail Shortfall Period (or within thirty
(30) days after completion of any verification of Pfizer's Details pursuant to
Section 9.3 conducted at Eyetech's request pursuant to Section 6.5(a) for such Detail Shortfall Period, if such verification has not been completed within sixty (60) days after the end of such Detail Shortfall Period), such notice to be effective ninety (90) days after the date of such notice to Pfizer (or thirty
(30) days after completion of any verification of Pfizer's Details for such Detail Shortfall Period requested by Eyetech, if later), to terminate this Agreement; and

                           (ii)     If Eyetech is the Detail Breaching Party,
Pfizer shall have the right, in addition to the remedies provided for in Sections 6.5(b) and 6.5(c) above, exercisable upon notice to Eyetech given within ninety (90) days after the end of such Detail Shortfall Period (or within thirty (30) days after completion of any verification of Eyetech's Details pursuant to Section 9.3 conducted at Pfizer's request pursuant to Section 6.5(a) for such Detail Shortfall Period, if such verification has not been completed within sixty (60) days after the end of such

Detail Shortfall Period), such notice to be effective ninety (90) days after the date of such notice to Eyetech (or thirty (30) days after completion of any verification of Eyetech's Details for such Detail Shortfall Period requested by Pfizer, if later), to elect to adjust, for the balance of the Co-Promotion Term, the percentage of Net Sales that Pfizer would be entitled to receive under
Section 8.6(a), and the percentage of costs and expenses included in the calculation of net payment amounts in Section 8.6(c) for which Pfizer would be responsible would be increased from [**] percent ([**]%) to [**] percent ([**]%), Eyetech's corresponding percentage would be decreased from [**]percent ([**]%) to [**] percent ([**]%) and Eyetech would not have any further Detailing responsibilities under this Agreement (the "Elective Remedy"); and

                           (iii)    The Parties understand and agree that the
Detail Shortfall Payment Amount shall be paid as liquidated damages and not as a penalty and that such sum represents a genuine pre-estimate of the loss the Parties believe would be suffered as a result of Detail shortfalls. In the event of any Detail shortfall under Section 6.5, the remedies and compensation as provided herein shall govern, and neither Party shall have any further claim for breach of this Agreement on account of such Detail shortfall; provided that nothing in this sentence shall preclude either Party from using a Detail shortfall as a basis for termination of this Agreement for breach by the other Party of such other Party's obligations under Section 6.1; and provided that a failure to give or election not to give a notice by a Party prior to a deadline set forth in Section 6.5(d)(i) or 6.5(d)(ii) with respect to a Detail shortfall during any Detail Shortfall Period shall not constitute a waiver by such Party with respect to the remedies and compensation under this Section 6.5 with respect to a Detail shortfall during any subsequent Detail Shortfall Period.

         6.6 Sales Force Responsibilities. Each Party shall be solely responsible for all costs and expenses incurred in providing the personnel necessary to provide the services to be performed by it as described in this Article 6. During the Co-Promotion Term, Pfizer shall, in a manner determined at Pfizer's sole reasonable discretion, (a) maintain and support a professional sales force in the US Territory; and (b) ensure that sales of the Product will constitute a factor in the variable compensation of Pfizer's Sales Representatives.

         6.7 Product Information. During the Co-Promotion Term, each Party will provide the other with all material information relevant to the Detailing and promotion of the Product within a reasonable time after such information becomes known to the Party, provided such information is not received under a secrecy obligation.

         6.8 Orders. Eyetech shall, subject to Pfizer's performance of Pfizer's obligations under the Distribution Agreement, process and fulfill all orders for Products from customers in the US Territory. Except as otherwise provided in the Distribution Agreement, in the event that an order for Products from a customer in the US Territory is received by Pfizer, Pfizer shall promptly forward such order to Eyetech for processing and fulfillment.

         6.9 Audit. The number of Details shall be subject to external audit as provided in Article 9.

         6.10 Third Party Reports. From time to time during the term hereof the CSC shall agree upon the third party reports (such as those from IMS), to the extent permitted by such third party, which the Parties wish to receive in connection with the Co-Promotion of the Products (and the determinations to be made under Section 6.2 with respect to the Marketing Plan and Co-Promotion Budgets). The expenses of such reports shall be Marketing Expenses.

         6.11 Medical Claims. Neither Party shall make any medical claim for the Products beyond the scope of the relevant regulatory approval(s) then in effect for the Products; provided that, both Parties may distribute any information concerning the Products or their use, including but not limited to scientific articles, reference publications, and healthcare economic information, in accordance with applicable Laws and subject to the oversight of the CSC.

         6.12     Manufacturing.

                  (a) After the Effective Date, Eyetech shall use commercially reasonable efforts to enter into an agreement with an API Bulk Drug Substance Supplier to supply the Parties with a supply of the active pharmaceutical ingredient for the Products in the Territory. The selection of such API Bulk Drug Substance Supplier and the terms and conditions of the agreement to be entered into with the API Bulk Drug Substance Supplier shall be subject to approval by the MSC. In addition, prior to the Execution Date, Eyetech entered into the agreements set forth in Exhibit 6.12(a) with respect to the supply of Products for clinical trials, and such agreements are hereby deemed approved by the MSC. [**] shall be responsible for day-to-day management of such API Bulk Drug Substance Supplier on behalf of the Parties.

                  (b) After the Effective Date, Eyetech shall also use commercially reasonable efforts to enter into an agreement with a Fill and Finish Services Supplier to provide fill and finish services for the Products in the US Territory. The selection of such Fill and Finish Services Supplier and the terms and conditions of the agreement to be entered into with the Fill and Finish Services Supplier shall be subject to approval by the MSC. [**] shall be responsible for day-to-day management of such Fill and Finish Services Supplier on behalf of the Parties.

                  (c) The MSC shall not take any action or direct Eyetech to take any action that would result in a breach of any agreement set forth on
Exhibit 6.12(a), or of any agreement between Eyetech and an API Bulk Drug Substance Supplier or between Eyetech and a Fill and Finish Services Supplier, including without limitation any minimum purchase obligation or non-cancelable order obligation, entered into by Eyetech and approved by the MSC.

                  (d) Subject to the provisions of Sections 2.8 and 6.12(c), the MSC may decide to have Pfizer (i) enter into agreement(s) with API Bulk Drug Substance Supplier(s) and/or Fill and Finish Services Supplier(s) and/or (ii) supply active pharmaceutical ingredient and/or fill and finish services for the Products, in either case to replace the agreement(s) referred to in Sections 6.12(a) and/or 6.12(b) or to provide a second source of supply for active pharmaceutical ingredient and/or fill and finish services for the Products; provided that the terms and conditions of any such agreements or arrangements involving Pfizer shall be subject to Eyetech's prior approval and, if such agreements or arrangements involving Pfizer relate to the supply of active pharmaceutical ingredient and/or fill and finish services for the Products in the US Territory, such agreements or arrangements shall be entered into pursuant to agreements between Eyetech and Pfizer for such supply on terms to be mutually agreed by the Parties; provided further that any such agreements or arrangements shall be structured so that Eyetech acquires and maintains title to all inventory of Products supplied for sale in the US Territory. From and after such time, if any, as responsibility for manufacturing the Products has been transitioned to Pfizer, Pfizer shall use Commercially Reasonable Efforts to manufacture and supply sufficient quantities of the Products to enable Eyetech to respond on a timely basis to all customer demand for Product in the US Territory.

                  (e) During any period in which Eyetech is the contracting Party with API Bulk Drug Substance Supplier(s), Eyetech shall supply active pharmaceutical ingredient for the Products to be sold by Pfizer in the ROW Territory in accordance with terms and conditions to be mutually agreed by the Parties, including resale pricing from Eyetech to Pfizer equal to Eyetech's Manufacturing Costs incurred in providing such supply. Such terms and conditions shall provide for an equitable allocation of supply between the US Territory and the ROW

Territory in the event that the supply of active pharmaceutical ingredient for the Products at any time is not sufficient to meet worldwide demand, such allocation to be based on the orders placed by the Parties during the six-month period preceding the shortfall in supply or, if sales have not been made in both the US Territory and the ROW Territory during such preceding six-month period, on the Parties' reasonable sales forecasts for the period affected by such shortfall. In addition, such terms and conditions shall impose on Pfizer all of Eyetech's obligations to the API Bulk Drug Substance Supplier(s) with respect to the active pharmaceutical bulk drug substance so supplied by Eyetech to Pfizer for the ROW Territory, shall be structured so that Eyetech shall have no obligations to such API Bulk Drug Substance Supplier(s) with respect to the active pharmaceutical bulk drug substance so supplied by Eyetech to Pfizer for the ROW Territory greater than Pfizer's obligations to Eyetech with respect to the active pharmaceutical bulk drug substance so supplied by Eyetech to Pfizer for the ROW Territory, and shall not require Eyetech to give any warranties or otherwise assume any liability for the performance of the API Bulk Drug Substance Supplier(s) or for any active pharmaceutical ingredient bulk drug substance so supplied by Eyetech to Pfizer.

                  (f) Following the Effective Date, Eyetech shall, at least thirty (30) days prior to the commencement of each Quarter commencing prior to the first Launch of a Product in the US Territory in which Eyetech anticipates incurring Manufacturing Costs for pre-Launch inventory of Products intended for sale in the US Territory, prepare and deliver to Pfizer a statement of such Manufacturing Costs (the "Manufacturing Costs Statement") projected to be incurred by Eyetech during such Quarter. Within fifteen (15) days after Eyetech's delivery of such statement of projected pre-Launch inventory Manufacturing Costs, Pfizer shall pay Eyetech [**] percent ([**]%) of such projected Manufacturing Costs for inventory, projected for sale in

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the US Territory if the first Launch of a Product is expected to occur in the
US Territory and no substantially concurrent Launch of a Product in the ROW Territory is expected. Each Manufacturing Costs Statement shall contain an adjustment as necessary to reflect any variance between the projected Manufacturing Costs included by Eyetech in prior Manufacturing Cost Statements and Eyetech's actual Manufacturing Costs for pre-Launch inventory of Products projected for sale in the US Territory. For the avoidance of doubt, Eyetech shall not have any financial responsibility for Manufacturing Costs for any inventory of Products projected for sale in the ROW Territory, and Pfizer shall be solely responsible for making all necessary payments for any such inventory. Notwithstanding the foregoing provisions of this Section 6.12(f), the first Quarter for which the Parties shall provide the statements of projected pre-Launch inventory Manufacturing Costs shall be the second Quarter of 2003, and adjustments shall be included the Parties' first statements of such projected Manufacturing Costs for any pre-Launch inventory Manufacturing Costs incurred by the Parties between the Execution Date and the end of the first Quarter of 2003 as if such Manufacturing Costs were variances over previously projected pre-Launch inventory Manufacturing Costs.

                  (g) In the event an API Bulk Drug Substance Supplier or Fill and Finish Services Supplier requires that Eyetech pay for capital expenditures required for the manufacture of the Products other than as part of the per-unit purchase price of the Products, Pfizer shall pay [**] percent ([**]%) of such expenditures and Eyetech shall pay [**] percent ([**]%) of such expenditures; provided that any agreement obligating Eyetech to pay for such capital expenditures shall be subject to the approval of the MSC as set forth in Sections 6.12(a) and 6.12(b). Pfizer shall reimburse Eyetech for Pfizer's share of all such expenditures incurred by Eyetech within thirty (30) days after receiving any invoice from Eyetech for such expenditures.

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

                  (h) The Parties shall cooperate, through the MSC, to obtain mutually agreeable second sources for the supply of active pharmaceutical ingredient bulk drug substance and fill and finish services for the Products. The Parties shall also cooperate, through the MSC, to optimize, or cause the API Bulk Drug Substance Supplier(s) and/or Fill and Finish Services Supplier(s) to optimize, the manufacturing process used to manufacture the Products in order to achieve improved quality and efficiency.

                  (i) Subject to the provisions of Sections 6.12(f) and 6.12(g), the Parties' respective obligations with respect to Manufacturing Costs relating to Products manufactured for sale in the US Territory shall be as set forth in Section 8.3.

         6.13 Customer Support. Eyetech will, subject to Pfizer's performance of its obligations under the Distribution Agreement, be responsible for distribution and invoicing of Products in the US Territory and providing customer service representatives to handle customer inquiries and service related to the Products. The number of these customer service representatives will be sufficient to reasonably handle calls and inquiries related to the Products. Such distribution, invoicing and customer service expenses shall be Marketing Expenses.

                                   ARTICLE 7

                               PAYMENT PROVISIONS

         7.1 Payment Currency. All amounts due under this Agreement shall be paid to the designated Party in United States dollars.

         7.2 Payments. All payments under this Agreement shall be made on or before the due date by electronic transfer in immediately available funds to the respective account designated in writing by each Party at least two (2) Business Days before the payment is due. Pfizer shall notify Eyetech's Treasurer, or such other Eyetech representative as Eyetech's treasurer shall

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designate in writing, by facsimile transmission as to the date and amount of any payment that Pfizer shall make at least two (2) Business Days prior to such transfer. Eyetech shall notify Pfizer's treasurer, or such other Pfizer representative as Pfizer's treasurer shall designate in writing, by facsimile transmission as to the date and amount of any payment that Eyetech shall make at least two (2) Business Days prior to such transfer. All payments under this Agreement shall bear interest from the date due until paid at a rate equal to the prime rate of Citibank, NA as announced on the date such payment was due plus three percent (3%), compounded on a calendar quarterly basis. In addition, the Party liable for late payment shall reimburse the other Party for all reasonable costs and expenses, including without limitation reasonable attorneys' fees and legal expenses, incurred in the collection of late payments.

                                   ARTICLE 8

                        EXPENSE SHARING AND COMPENSATION

         8.1      Sharing of Development Costs.

                  (a) Subject to Sections 8.1(b) and (c), Pfizer shall pay seventy-five percent of all Development Costs and Eyetech shall pay twenty-five percent (25%) of all Development Costs (including Development Costs incurred for clinical studies performed to support regulatory filings in both the US Territory and the ROW Territory).

                  (b) Subject to Section 8.1(e), with respect to Development Costs incurred for clinical studies performed solely to support a regulatory filing, or solely as a condition of receiving regulatory approval, in a country in the ROW Territory:

                           (i)      Pfizer shall pay ** and Eyetech shall pay
** of the first ** of such Development Costs; and

                           (ii)     Pfizer shall pay all of such Development
Costs in excess of xxx.

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
                  (c) The Parties shall each pay fifty percent (50%) of Development Costs incurred for clinical studies performed solely to support a regulatory filing in the US Territory, or solely as a condition of receiving regulatory approval in the US Territory.

                  (d) Following the Effective Date, (i) Eyetech shall, at least thirty (30) days prior to the commencement of each Quarter in which Eyetech anticipates incurring Development Costs, prepare and deliver to Pfizer a statement of Development Costs projected to be incurred by Eyetech during such Quarter in accordance with Section 5.1 above and the annual Development Plan applicable to such Quarter and (ii) Pfizer shall, at least thirty (30) days prior to the commencement of each Quarter in which Pfizer anticipates incurring Development Costs, prepare and deliver to Eyetech a statement of Development Costs projected to be incurred by Pfizer during such Quarter in accordance with
Section 5.1 above and the annual Development Plan applicable to such Quarter. Each Party shall include in such statement an adjustment for variances between projected Development Costs included in prior such statements delivered by such Party and actual Development Costs incurred by such Party in the periods covered by such prior statements. After delivery by each Party of its statement of projected Development Costs, Eyetech shall, at least fifteen (15) days prior to the commencement of such Quarter, prepare and deliver to Pfizer a combined statement of projected Development Costs to be incurred by both Parties for such Quarter, which shall provide a net amount to be advanced by the Party projected to incur less than its share of the combined Development Costs for such Quarter to the Party projected to incur more than its share of such combined Development Costs, such net amount to equal the difference between each Party's share of the combined Development Costs for such Quarter as determined in accordance with Sections 8.1(a), (b) and (c) and the Development Cost amount such Party is projected to incur during such Quarter. Within fifteen (15) days after

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

Eyetech's delivery of such combined statement of projected Development Costs, the Party required to advance the net amount reflected in such combined statement shall pay the other Party such net amount. Notwithstanding the foregoing provisions of this Section 8.1(e), the first Quarter for which the Parties shall provide the statements of projected Development Costs shall be the second Quarter of 2003, and adjustments shall be included the Parties' first statements of projected Development Costs for any Development Costs incurred by the Parties between December 1, 2002 and the end of the first Quarter of 2003 as if such Development Costs were variances over previously projected Development Costs.

                  (e) For purposes of Section 8.1(b) above, a clinical study shall not be treated as performed solely to support a regulatory filing in one or more countries in the ROW Territory if such clinical study is also performed to support a regulatory filing in the US Territory; provided, however, that the mere fact that a clinical study performed to support a regulatory filing in the ROW Territory is required to be filed with FDA (pursuant to FDA regulations requiring that any clinical study conducted anywhere in the world be filed with FDA regardless of whether such clinical study is performed as a condition to receiving regulatory approval from FDA), does not in and of itself mean that such clinical study is also performed to support a regulatory filing in the US Territory.

         8.2 Responsibility for Regulatory Costs. [**] be responsible for [**] of all Regulatory Costs. Such Regulatory Costs shall be reflected in the Parties' Quarterly Expense Reports pursuant to Section 8.6(b). [**] shall be solely responsible for all Out-of-Pocket Costs and other costs solely related to making or supporting regulatory filings in the ROW Territory.

         8.3 Responsibility for Cost of Goods Sold. [**] be responsible for [**] of all Cost of Goods Sold for Products sold in the US Territory. Such Cost of Goods Sold shall be reflected in

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

the Parties' Quarterly Expense Reports pursuant to Section 8.6(b); provided that Pfizer and Eyetech shall each receive a credit (the "Inventory Build Credit") against the amount otherwise to be paid by it with respect to Cost of Goods Sold pursuant to this Section 8.3 equal to the lesser of (a) its share of the Cost of Goods Sold for such Quarter and (b) the previously un-credited portion of its Funded Inventory Build Costs.

         8.4 Responsibility for Marketing Expenses. [**] responsible for [**] of all Marketing Expenses for the Products in the US Territory. Such Marketing Expenses shall be reflected in the Parties' Quarterly Expense Reports pursuant to Section 8.6(b). Pfizer shall be solely responsible for all Out-of-Pocket Costs and other costs solely related to the marketing and promotion of Products in the ROW Territory. In the event that any Out-of-Pocket Costs related to both the marketing and promotion of Products in the US Territory and the marketing and promotion of Products in the ROW Territory are incurred by either Party, the Parties shall in good faith discuss an equitable sharing of such Out-of-Pocket Costs.

         8.5 Net Sales Reports. Subject to Pfizer's performance of its obligations under the Distribution Agreement, Eyetech shall deliver electronically to Pfizer daily (if practicable, but in any event not less than weekly) a report of gross sales of the Products in the US Territory on a daily (if practicable, but in any event not less than weekly) and Year-to-date basis.

         8.6      Quarterly Reconciliation of Net Sales and Expenses.

                  (a) During the Co-Promotion Term and subject to the terms and conditions hereof, Eyetech shall pay to Pfizer fifty percent (50%) of Net Sales in the US Territory. Payments by Eyetech to Pfizer of such amounts shall be made in accordance with the reconciliation procedures set forth below in this
Section 8.6.

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

                  (b) Within thirty (30) days after the end of each Quarter during the Co-Promotion Term, each Party shall provide the other Party with a statement of the expenses described in Sections 8.2, 8.3 and 8.4 relating to the Co-Promotion of Products, if any, incurred by such Party during such Quarter, as well as the details of any adjustments to be made to the amounts submitted by such Party for previous Quarters (such reports, "Quarterly Expense Reports"). The Quarterly Expense Reports shall be in a form to be mutually agreed by the Parties within ninety (90) days after the Execution Date.

                  (c) Within forty (40) days after the end of each Quarter during the Co-Promotion Term, Eyetech shall prepare and deliver to Pfizer a report setting forth (i) the Net Sales of the Products in the US Territory during said Quarter, (ii) adjustments (including reimbursements or recoupment of prior deductions), if any, to Net Sales reported for any previous Quarter, (iii) each Party's share of the amounts set forth in the Quarterly Expense Reports for such Quarter, (iv) a calculation of the net amount payable and the Party owing such net amount after subtracting each Party's share of the amounts set forth in the Quarterly Expense Reports from each Party's share of Net Sales for such Quarter and (v) a statement of the net amount payable and the Party owing such net amount based on the foregoing calculation. The report prepared and delivered by Eyetech pursuant to this Section 8.6(c) shall be in a form to be mutually agreed by the Parties within ninety (90) days after the Execution Date. Notwithstanding the foregoing provisions of Section 8.6(b) and this Section 8.6(c), the first Quarter for which the Parties shall provide Quarterly Expense Reports and for which Eyetech shall provide a report pursuant to this Section 8.6(c) shall be the second Quarter of 2003, and adjustments shall be included in the Parties' first Quarterly Expense Reports for any Regulatory Costs, Cost of Goods Sold and Marketing Expenses incurred by the Parties between the

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

Execution Date and the end of the first Quarter of 2003 as if such costs and expenses were adjustments to be made to amounts previously reported in Quarterly Expense Reports.

                  (d) The net amount payable, if any, as set forth in the report prepared and delivered in accordance with Section 8.6(c) shall be paid by the Party owing such net amount to the other Party within fifteen (15) days after such report is delivered by Eyetech.

         8.7      Offset. Any amount payable by either Party pursuant to Section
8.6 may be offset against any other amounts then payable to such Party under
Section 8.1.

                                   ARTICLE 9

                             ACCOUNTING AND REPORTS

         9.1 Books and Records. Each Party shall keep comprehensive books and records relating to this Agreement in accordance with GAAP. Such books and records shall document all Detailing Reports and Net Sales, authorized expenses incurred or paid and any other costs incurred (including Marketing Expenses, Manufacturing Costs, third party royalty expenses, product liability and product recall expenses and Development Costs) or revenues earned relating to this Agreement and include all information subject to audit pursuant to Section 9.2. All such books and records shall be maintained for three (3) Years following the relevant Year or such longer period as is required by Law.

         9.2 Audits. These audit and adjustment provisions apply with respect to all payments due from one Party to another pursuant to this Agreement, including without limitation amounts payable pursuant to Article 8 and the number of Details performed under Section 6.4. Each Party shall have the right to have the applicable books and records of the other Party audited by a nationally recognized independent certified public accountant, selected by a Party (as to which firm the other Party has no reasonable objection), under appropriate confidentiality provisions

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

reasonably acceptable to the accounting firm conducting the audit, for the sole purpose of verifying the accuracy of all financial, accounting and numerical information and calculations under this Agreement. Any such audit shall be conducted no more than once each Year during the Co-Promotion Term, shall be limited to payments due within the prior three (3) Years, and shall be conducted upon at least thirty (30) days' advance notice during normal business hours and in a manner that does not interfere unreasonably with the business of the audited entity. The results of any such audit shall be delivered in writing to each party. Any underpayment or overbilling determined by such audit shall promptly be paid or refunded by the audited Party. If the audited Party has underpaid or overbilled amounts due under this Agreement by more than five percent (5%) over any reporting period, the audited Party shall also reimburse the other Party for the cost of such audit (with the cost of the audit to be paid by the auditing Party in all other cases), plus interest at the interest rate set forth in Section 7.2, from the date of any such underpayment or overpayment. If the audited party is shown to be a Shortfall Party, the provisions of Section 6.5 of this Agreement shall control. Such accountants shall not reveal to the party seeking verification the details of its review, except insofar as is necessary to describe the underpayment, overbilling or level of Details. Any dispute arising out of any audit conducted pursuant to this Section 9.2 and any other dispute arising out of the Parties' respective payment obligations under this Agreement shall be resolved through binding arbitration in accordance with Article 15, and either party may submit such dispute to such binding arbitration.

         9.3 Sales Force Efforts. For two (2) Years following each Year, each Party shall keep records relating to Details made by its Sales Representatives, and Detailing Reports, during or for such Year, including sampling of the Products. Such records shall be available for inspection and audit in accordance with Section 9.2 above to determine compliance with the terms hereof.

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                                   ARTICLE 10

                    INTELLECTUAL PROPERTY RIGHTS AND LABELING

         10.1     Trademark and Corporate Logos.

                  (a) Subject to the provisions of this Section 10.1, each Party shall retain all right, title and interest in and to its respective corporate name and logo.

                  (b) In the Territory, the Products shall be promoted and sold solely under the MACUGEN Trademark and shall use a trade dress mutually agreed by the Parties that includes Pfizer's and Eyetech's logos; provided that, on a country-by-country basis in the ROW Territory, the Parties may jointly agree that Pfizer shall promote and sell the Products in the ROW Territory under Trademarks other than the MACUGEN Trademark in accordance with Section 10.1(e). In the Territory, subject to the requirements of Law, Eyetech and Pfizer shall be identified and given equal exposure and prominence on all Product package inserts, trade packages, packaging, samples, and promotional materials; provided that Eyetech acknowledges that in the ROW Territory such identification of Eyetech shall be as the licensor or developer of the Products; and provided, further, that if Eyetech or Pfizer cannot be given equal exposure and prominence on all Product package inserts, trade packages, packaging, samples, and promotional materials in the Territory as a result of the requirements of Law, then Eyetech or Pfizer, as the case may be, shall be given as close to equal exposure and prominence as possible, consistent with applicable Law.

                  (c) For the Co-Promotion Term, (i) Pfizer grants to Eyetech the non-exclusive right, free of charge, to use the Pfizer name and logo in the US Territory solely for the purpose of Co-Promotion of the Products in accordance with the terms of this Agreement and (ii) Eyetech grants to Pfizer the non-exclusive right, free of charge, to use the Eyetech name and logo and the

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

Trademark(s) in the US Territory solely for the purpose of Co-Promotion of the Products in accordance with the terms of this Agreement; provided that such rights shall be exercised, and all Products bearing such names and/or logos and/or such Trademark shall be manufactured, in accordance with the quality standards established by the MSC.

                  (d) For the Term (as defined in the License Agreement), Eyetech grants to Pfizer the non-exclusive right, free of charge, to use the Eyetech name and logo and the Trademark(s) in the ROW Territory solely for purposes of marketing and promoting Products in the ROW Territory in accordance with the License Agreement; provided that such right shall be exercised, and all Products bearing such names and/or logos and/or such Trademark(s) shall be manufactured, in accordance with the quality standards established by the MSC.

                  (e) Eyetech shall remain the owner of the Eyetech name and logo and the Trademark(s) and the goodwill pertaining thereto. Eyetech shall be solely responsible for registering and maintaining the Trademark(s) in the Territory and shall remain the owner thereof. Except as contemplated herein, Eyetech shall have no rights in or to the Pfizer name or logo or the goodwill pertaining thereto. Except as contemplated herein, Pfizer shall have no rights in the Trademark(s) in the Territory or to the Eyetech name or logo, or the goodwill pertaining thereto. It is the Parties' intention to utilize a single trademark for the Product throughout the Territory. Accordingly, Pfizer agrees to use the MACUGEN Trademark for the Products in the ROW Territory, provided, however, if any Governmental Authority in the EMEA or Japan fails to approve MACUGEN as the trademark for the Product, or if either Party reasonably determines that use of the MACUGEN Trademark may violate the rights of any third party in the ROW Territory, then the Parties shall jointly select an alternative Trademark for the Product in the ROW Territory. In either event, Eyetech shall be solely responsible for registering and

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

maintaining such alternative Trademark in the ROW Territory and shall be the owner thereof. Pfizer shall not register or seek to register the MACUGEN Trademark or any alternative Trademark selected by the Parties in any country of the Territory. [**] responsible for [**] of the cost of registering and maintaining the Trademark(s) in the US Territory and [**] shall be responsible for [**] percent ([**]%) of the cost of registering and maintaining the Trademark(s) in the ROW Territory. Eyetech shall include all such US Territory costs in Eyetech's Quarterly Expense Reports pursuant to Section 8.6(b). Pfizer shall reimburse Eyetech for all such ROW Territory costs incurred by Eyetech within thirty (30) days after receiving any invoice from Eyetech for such costs.

                  (f) Eyetech shall inform Pfizer promptly of any infringement of or challenge to the Trademark(s) in the Territory, whether actual or threatened, which comes to the notice of Eyetech. In respect of the defense and infringement of the Trademark(s) in the ROW Territory, as between Pfizer and Eyetech, Pfizer shall have the first right, at its sole cost and expense, to bring suit and to take action against such infringer or challenger, in which case Pfizer shall control the prosecution or defense of any such suit or claim, including without limitation, the choice of counsel, and shall have the exclusive right to settle or dispose of any such suit or claim. Eyetech shall provide reasonable assistance and co-operation as Pfizer may reasonably request, at Pfizer's sole cost and expense.

                  (g) Pfizer shall inform Eyetech promptly of any infringement of or challenge to the Trademark(s) in the Territory, in each case whether actual or threatened, which comes to the notice of Pfizer. In respect of the defense and infringement of the Trademark(s) in the US Territory, as between Eyetech and Pfizer, Eyetech shall have the first right to bring suit and to take action against such infringer or challenger, in which case Eyetech shall control the

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

prosecution or defense of any such suit or claim, including without limitation, the choice of counsel, and shall have the exclusive right to settle or dispose of any such suit or claim. Pfizer shall provide reasonable assistance and co-operation as Eyetech may reasonably request.

                  (h) Notwithstanding anything to the contrary in Sections 10.1(f) and 10.1(g) above, if a Party fails to initiate a suit or take other appropriate action that it has the initial right to initiate or take pursuant to
Section 10.1(f) or Section 10.1(g), as applicable, within ninety (90) days after becoming aware of the basis for such suit or action, then the other Party may, in its discretion, provide the Party having the initial right with written notice of such other Party's intent to initiate a suit or take other appropriate action. If such other Party provides such notice and the Party having the initial right fails to initiate a suit or take such appropriate action within thirty (30) days after receipt of such notice from the other Party, then the other Party shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the intellectual property rights at issue. The proceeds of any recovery, court award or settlement of such action shall first be applied to reimburse the Parties for the costs and expenses of such prosecution and the balance shall be paid, for amounts relating to the US Territory, [**] percent ([**]%) to Pfizer and [**] percent ([**]%) to Eyetech, and for amounts relating to the ROW Territory, [**] percent ([**]%) to Pfizer and [**] percent ([**]%) to Eyetech.

         10.2 Copyrights and Proprietary Programs. Eyetech shall own all copyrights relating to Promotional Materials developed for use in the US Territory for the Products. Pfizer and Eyetech shall each retain all rights including, without limitation, copyrights and trademarks, to all of their respective existing programs and materials in all formats (print, video, audio, digital, computer, etc.) regarding sales training, patient education and disease management programs owned by each of them as of the Execution Date, as well as any modifications each may develop

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

in the future which are not specific to the Product. Eyetech and Pfizer shall, from time to time, endeavor to each notify the other as to the identity of such existing programs and materials. In addition, all new programs regarding sales training, patient education and disease management jointly developed by Eyetech and Pfizer pursuant to this Agreement shall be jointly owned by Eyetech and Pfizer, and each Party shall have the right to use and exploit such developed programs freely without any need to obtain the consent of the other Party and without any duty to account to the other Party for such use or exploitation. Each Party hereby assigns to the other Party all rights, title and interests, including all intellectual property rights, in and to such Promotional Materials and programs as necessary to give effect to the provisions of this Section 10.2.

         10.3 Developments. All ideas, inventions, Know-How, writings, data and technical information (whether patentable or copyrightable or not) arising out of any development or Product Study of any AMD Product or DME Product, whether such development or study is sponsored and/or conducted by Eyetech or Pfizer or their respective Affiliates or any third party shall be owned by Eyetech. Pfizer hereby assigns to Eyetech all rights, title and interests, including all intellectual property rights, in and to such ideas, inventions, Know-How, writings, data and technical information as necessary to give effect to the provisions of this Section 10.3.

         10.4 Third Party Agreements. Subject to Pfizer's performance of its material obligations under this Agreement and under the License Agreement with respect to its exercise of rights sublicensed to Pfizer by Eyetech and with respect to third party royalties payable by Pfizer, Eyetech covenants and agrees with Pfizer that, except where a failure by Eyetech to comply with the following would not have a material adverse effect on the Co-Promotion of the Products,
Eyetech: (a) shall not execute any amendment, modification or waiver of any of the

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

licenses and agreements listed on Exhibit 10.4 ("Third Party Agreements") without the prior written consent of Pfizer, (b) shall not make any election or exercise any right or option (or omit to take any action) that would terminate or relinquish in whole or in part any Third Party Agreement, (c) shall comply with all of its obligations under the Third Party Agreements in all material respects, (d) shall take such reasonable actions as shall be necessary to keep in full force and effect the Third Party Agreements, and (e) shall give prompt notice to Pfizer, together with a summary of outstanding issues if Pfizer so requests and subject to any obligations of confidentiality owed by Eyetech to the other parties to such Third Party Agreements, of any actual or alleged defaults, breaches, violations, proposed amendments or proposed modifications of, or any proposed waivers under, any of the Third Party Agreements by any of the parties to the Third Party Agreements.

                                   ARTICLE 11

                            CONFIDENTIAL INFORMATION

         11.1 Treatment of Confidential Information. During the Co-Promotion Term and for five (5) years after the expiration or termination of this Agreement, each Party shall maintain Confidential Information (as defined in Section 11.2) of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others (except for agents and advisors under obligations of confidentiality) or use it for any purpose other than in connection with the development, manufacture, marketing, promotion, distribution or sale of the Products as provided in this Agreement, and each Party agrees to exercise reasonable efforts to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, licensees or agents, which reasonable

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efforts shall be at least as diligent as those generally used by such Party in protecting its own confidential and proprietary information.

         11.2 Confidential Information. "Confidential Information" means all trade secrets or other proprietary information, including without limitation any proprietary data and materials (whether or not patentable or protectable as a trade secret), regarding a Party's technology, products, business or objectives or regarding the Products, which is disclosed by a Party to the other Party. All information disclosed prior to the Effective Date by Eyetech to Pfizer under or pursuant to the confidentiality agreement between the Parties dated as of April 22, 2002, as amended, shall be deemed "Confidential Information" of Eyetech. Notwithstanding the foregoing, there shall be excluded from the foregoing definition of Confidential Information any of the foregoing that:

                  (a) was known by the receiving Party prior to its date of disclosure to the receiving Party as shown by the receiving Party's written records; or

                  (b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by third parties not in violation of any obligation to the other Party; or

                  (c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Affiliates; or

                  (d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information as demonstrated by contemporaneous written records of the receiving Party; or

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                  (e)      is required to be disclosed by the receiving Party to
comply with applicable Laws, to defend or prosecute litigation or to comply with governmental regulations or the regulations or requirements of any stock exchange or Nasdaq, provided that the receiving Party provides prior notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

                                   ARTICLE 12

                 REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

         12.1 Eyetech's Representations. Eyetech hereby represents and warrants as of the date hereof as follows:

                  (a) Eyetech has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of Eyetech, and Eyetech has taken all other action required by law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound required to authorize such execution, delivery and (subject to obtaining all necessary governmental approvals with respect to the manufacture, use, sale, offer for sale, or importation of Products and subject to any necessary HSR Clearance) performance. Assuming due authorization, execution and delivery on the part of Pfizer, this Agreement constitutes a legal, valid and binding obligation of Eyetech, enforceable against Eyetech in accordance with its terms.

                  (b) All manufacturing operations conducted by Eyetech (or by third parties on its behalf) relating to the manufacturing of the Products are being conducted in material

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compliance with applicable requirements and standards of any Governmental
Authority in the jurisdiction(s) in which such manufacturing is being conducted.

                  (c) The representations and warranties of Eyetech contained in the License Agreement are true and correct in all respects.

                  (d) Eyetech has disclosed to Pfizer all material information known to Eyetech relating to: (i) the drug quality, including stability, variability, impurities and delivery performance in each case relating to the Product, and (ii) changes made by Eyetech or its Affiliates after the initiation of Phase III Clinical Trials for the Products relating to formulation, packaging and method of manufacture and formulation and to processing parameters, and (iii) the status of discussions with FDA or any Governmental Authorities directly relating thereto, and (iv) clinical trial site and contract research organization compliance with all provisions of the Act governing clinical investigations, and (v) the safety and efficacy of the Products.

         12.2 Pfizer's Representations. Pfizer hereby represents and warrants as of the date hereof as follows:

                  (a) Pfizer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of Pfizer, and Pfizer has taken all other action required by law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound required to authorize such execution, delivery and (subject to obtaining all necessary governmental approvals with respect to the manufacture, use, sale, offer for sale, or importation of Products and subject to any necessary HSR Clearance) performance. Assuming due authorization, execution and delivery on the part of Eyetech, this Agreement constitutes a

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legal, valid and binding obligation of Pfizer, enforceable against Pfizer in accordance with its terms.

                  (b) The representations and warranties of Pfizer contained in the License Agreement are true and correct in all respects.

         12.3 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.

         12.4     General Indemnification in Favor of Pfizer.

                  (a) Eyetech shall indemnify, defend and hold Pfizer Parties (as hereinafter defined) harmless from and against any and all Losses (as hereinafter defined) incurred, suffered or sustained by Pfizer Parties or to which Pfizer Parties become subject, arising out of or resulting from:

                           (i)      any misrepresentation or breach of any
representation, warranty, covenant or agreement made by Eyetech in this Agreement or the Other Product-Related Agreements; or

                           (ii)     any violation of the Act by Eyetech; or

                           (iii)    any third party claims, actions, suits,
proceedings, liabilities or obligations ("Third Party Claims") arising out of or resulting from:

                                    (aa)     any misrepresentation or breach of
                  any representation, warranty, covenant or agreement made by Eyetech in this Agreement or the Other Product-Related Agreements; or

                                    (bb)     the manufacture, use or sale of a
                  Product, including without limitation all Third Party Claims involving death or bodily injury caused or

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                  allegedly caused by the use of the Product (any all such
                  Losses, "Product Liability"), where Eyetech is the manufacturer of Product (but not where Eyetech is the contracting Party with API Bulk Drug Substance Supplier(s) and/or Fill and Finish Services Supplier(s) pursuant to
                  Section 6.12) and where such Product fails to meet Specifications or is not manufactured in accordance with GMP, if applicable; or

                                    (cc)     the gross negligence, recklessness
                  or willful misconduct (other than as to Product Liability matters) of Eyetech Parties in connection with Eyetech's performance of this Agreement or the Other Product-Related Agreements.

For purposes of this Article 12, "Pfizer Parties" means Pfizer and its Affiliates and their respective agents, directors, officers and employees.

                  (b) None of the indemnities in Section 12.4(a) shall apply to the extent that any Loss is the result of any breach of this Agreement or the Other Product-Related Agreements by Pfizer or of any gross negligence, recklessness or willful misconduct of Pfizer Parties.

         12.5     General Indemnification in Favor of Eyetech.

                  (a) Pfizer shall indemnify, defend and hold Eyetech Parties (as hereinafter defined) harmless from and against any and all Losses incurred, suffered or sustained by Eyetech Parties or to which Eyetech Parties become subject, arising out of or resulting from:

                           (i)      any misrepresentation or breach of any
representation, warranty, covenant or agreement made by Pfizer in this Agreement or the Other Product-Related Agreements; or

                           (ii)     any violation of the Act by Pfizer; or

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                           (iii)    any Third Party Claims arising out of or
                  resulting from:

                                    (aa)     any misrepresentation or breach of
                  any representation, warranty, covenant or agreement made by Pfizer in this Agreement or the Other Product-Related Agreements; or

                                    (bb)     Product Liability, where Pfizer is
                  the manufacturer of Product (but not where Pfizer is the contracting Party with API Bulk Drug Substance Supplier(s) and/or Fill and Finish Services Supplier(s) pursuant to
                  Section 6.12) and where such Product fails to meet Specifications or is not manufactured in accordance with GMP, if applicable; or

                                    (cc)     the gross negligence, recklessness
                  or willful misconduct (other than as to Product Liability matters) of Pfizer Parties in connection with Pfizer's performance of this Agreement or the Other Product-Related Agreements.

For purposes of this Article 12, "Eyetech Parties" means Eyetech and its Affiliates and their respective agents, directors, officers and employees.

                  (b) None of the indemnities in Section 12.5(a) shall apply to the extent that any Loss is the result of any breach of this Agreement or the Other Product-Related Agreements by Eyetech or of any gross negligence, recklessness or willful misconduct of Eyetech Parties.

         12.6 Product Liability and Intellectual Property Infringement Indemnification.

                  (a)      Product Liability.

                           (i)      US Territory. Eyetech shall indemnify,
defend and hold the Pfizer Parties harmless from and against [**] percent ([**]%) of the amount of any and all Losses arising out of or resulting from any Third Party Claim involving Product Liability in the US

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Territory (other than Product Liability Losses for which one Party is obligated to indemnify the other Party pursuant to Section 12.4 or 12.5); Pfizer shall indemnify, defend and hold the Eyetech Parties harmless from and against [**] percent ([**]%) of the amount of any and all Losses arising out of or resulting from any Third Party Claim involving Product Liability in the US Territory (other than Product Liability Losses for which one Party is obligated to indemnify the other Party pursuant to Section 12.4 or 12.5).

                           (ii)     ROW Territory. Pfizer shall indemnify,
defend and hold Eyetech Parties harmless from and against [**] percent ([**]%) of the amount of any and all Losses arising out of or resulting from any Third Party Claim involving Product Liability in the ROW Territory (other than Product Liability Losses for which Eyetech is obligated to indemnify Pfizer pursuant to
Section 12.4).

                           (iii)    Certain Product Liability Claims.
Notwithstanding Sections 12.6(a)(i) and 12.6(a)(ii) above, Eyetech shall indemnify, defend and hold the Pfizer Parties harmless from and against [**] percent ([**]%) of the amount of any and all Losses arising out of or resulting from any Third Party Claims involving the Product Liability matters described in
Exhibit 12.6(a)(iii).

                  (b)      Intellectual Property Infringement.

                           (i)      US Territory. Eyetech shall indemnify,
defend and hold the Pfizer Parties harmless from and against [**] percent ([**]%) of the amount of any and all Losses arising out of or resulting from any Third Party Claims involving any actual or alleged infringement of any trademarks, patent rights or other intellectual property rights, or misappropriation of trade secrets, of any Person in connection with the manufacture, use, sale or importation of the Product in the US Territory or in connection with the manufacture or use of

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the Product in the ROW Territory for subsequent importation and/or sale in the
US Territory (other than Losses for which one Party is obligated to indemnify the other Party pursuant to Section 12.4 or 12.5 and other than Losses relating to Products ultimately sold outside the US Territory, which are governed by
Section 12.6(b)(ii)); Pfizer shall indemnify, defend and hold the Eyetech Parties harmless from and against [**] percent ([**]%) of the amount of any and all Losses arising out of or resulting from any Third Party Claims involving any actual or alleged infringement of any trademarks, patent rights or other intellectual property rights, or misappropriation of trade secrets, of any Person in connection with the manufacture, use, sale or importation of the Product in the US Territory or in connection with the manufacture or use of the Product in the ROW Territory for subsequent importation and/or sale in the US Territory (other than Losses for which one Party is obligated to indemnify the other Party pursuant to Section 12.4 or 12.5 and other than Losses relating to Products ultimately sold outside the US Territory, which are governed by Section 12.6(b)(ii)).

                           (ii)     ROW Territory. Pfizer shall indemnify,
defend and hold the Eyetech Parties harmless from and against [**] percent ([**]%) of the amount of any and all Losses arising out of or resulting from any Third Party Claims involving any actual or alleged infringement of any trademarks, patent rights or other intellectual property rights, or misappropriation of trade secrets, of any Person in connection with the manufacture, use, sale or importation of the Product in the ROW Territory or in connection with the manufacture or use of the Product in the US Territory for subsequent importation and/or sale in the ROW Territory (other than Losses for which Eyetech is obligated to indemnify Pfizer pursuant to Section 12.4 and other than Losses relating to Products ultimately sold by Eyetech in the US Territory, which are governed by Section 12.6(b)(i)).

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                           (iii)    Certain Third Party Intellectual Property.
Notwithstanding Sections 12.6(b)(i) and 12.6(b)(ii) above, Eyetech shall indemnify, defend and hold the Pfizer Parties harmless from and against [**] percent ([**]%) of the amount of any and all Losses arising out of or resulting from any Third Party Claims based on the matters set forth in:

                           (A) the letter from Harsha Murthy to Larry Miller dated December 17, 2002 in connection with the manufacture, use, sale or importation of Products in the Territory; provided that such indemnity shall not apply to (I) Losses for which Pfizer is obligated to indemnify Eyetech pursuant to Section 12.5, (II) Losses arising out of Third Party Claims [**] such Losses or (III) royalties or other amounts payable [**]; or

                           (B)      Exhibit 12.6(b)(iii)(B).

         12.7 "Losses". For purposes of this Article 12, "Losses" shall mean, subject to Section 12.8, any and all (a) claims, losses, liabilities, damages, fines, royalties, governmental penalties or punitive damages, deficiencies, interest, awards, and judgments, and (b) with respect to third parties, settlement amounts and all of the items referred to in clause (a) above which, in accordance with Section 12.8, include third party special, indirect, incidental, consequential damages (including without limitation lost profits) and third party punitive and multiple damages, and (c) in connection with all of the items referred in clauses (a) and (b) above, any and all costs and expenses (including reasonable attorneys' fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened).

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         12.8     No Consequential or Punitive Damages.

                  (a) NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 12.8 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY CLAIMS.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, in the case of any claim by any Party alleging any breach of this Agreement by the other Party, any payment obligation pursuant to Sections
8.1 and 8.6 of this Agreement (the "Payment Obligations"), will not be considered as constituting special, incidental, indirect or consequential damages under this Agreement (and, accordingly, nothing in Section 12.8(a) shall prevent the recovery or inclusion of Payment Obligations in the definition of "Losses").

         12.9     General Indemnification Procedures.

                  (a)      A Party seeking indemnification pursuant to this
Article 12 (an "Indemnified Party") shall give prompt notice to the Party from whom such indemnification is sought (the "Indemnifying Party") of the commencement or assertion of any Third Party Claim (which in no event includes any claims by any Pfizer Parties or any Eyetech Parties) in respect of which indemnity may be sought hereunder, shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, and shall not make any admission concerning such Third Party Claim, unless such admission is required by applicable

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Law or legal process, including in response to questions presented in depositions or interrogatories. Any admission made by the Indemnified Party, except for an admission required by applicable Law or legal process, or the failure to give such notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the ability of the Indemnifying Party to defend such Third Party Claim is prejudiced thereby. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement or assertion of a Third Party Claim, to assume and conduct the defense of such Third Party Claim, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. The Indemnified Party shall not settle such Third Party Claim within such thirty (30) day period. Subject to the initial and continuing satisfaction of the terms and conditions of this Article 12, the Indemnifying Party shall have full control of such Third Party Claim, including settlement negotiations and any legal proceedings. If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 12.9, the Indemnified Party may defend the Third Party Claim. If both Parties are Indemnifying Parties pursuant to co-indemnification obligations under Section 12.6 with respect to the same Third Party Claim, the Parties shall determine by mutual agreement, within twenty (20) days following their receipt of notice of commencement or assertion of such Third Party Claim (or such lesser period of time as may be required to properly respond to such claim), which Party shall assume the lead role in the defense thereof. Should the Parties be unable to mutually agree on which Party shall assume the lead role in the defense of such Third Party Claim, both Parties shall be entitled to participate in such defense through counsel of their respective choosing; provided that in the case of any Third Party Claim with respect to which (i) both Parties are Indemnifying Parties pursuant to co-

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indemnification obligations under Section 12.6(b) and (ii) more than [**]
percent ([**]%) of the Products involved in the infringement or misappropriation alleged in such Third Party Claim were sold or intended for sale in the ROW Territory, Pfizer may defend the Third Party Claim in accordance with this
Section 12.9 (without giving effect to the immediately preceding sentence), but may not enter into any settlement or consent to any judgment with respect to such Third Party Claim without Eyetech's prior written consent if either (x) such settlement or judgment would, taking into account the indemnification provisions of Section 12.6(b), impose more than $[**] in liability on Eyetech or
(y) such settlement or judgment would, taking into account the indemnification provisions of Section 12.6(b), impose more monetary liability on Eyetech than on Pfizer or include non-monetary conditions with respect to Eyetech.

                  (b) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense (subject to the immediately succeeding sentence), the defense of any Third Party Claim which the other is defending as provided in this Agreement. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred, without its consent, by the Indemnified Party where the action or proceeding is under the control of the Indemnifying Party; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith.

                  (c) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim to the extent such Third Party Claim involves equitable or other non-monetary relief from the Indemnified Party. No Party shall,

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

without the prior written consent of the other Party, enter into any compromise or settlement which commits the other Party to take, or to forbear to take, any action.

                  (d) Whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

                  (e) The Indemnified Party shall use commercially reasonable efforts to pursue all rights and remedies available in order to minimize the Losses for which indemnification is provided to the Indemnified Party under this Article 12. Any indemnification hereunder shall be made net of any insurance proceeds recovered by the Indemnified Party from unaffiliated third parties; provided, however, that if, following the payment to the Indemnified Party of any amount under this Article 12, such Indemnified Party recovers any such insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnified Party shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such indemnification payment) to the Indemnifying Party.

                  (f) The Parties agree and acknowledge that the provisions of this Article 12 represent the Indemnified Party's exclusive recourse with respect to any Losses for which indemnification is provided to the Indemnified Party under this Article 12.

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                                   ARTICLE 13

                              TERM AND TERMINATION

         13.1 Term. This Agreement shall be effective as of the Effective Date and shall continue in force until the expiration of the Co-Promotion Term, unless sooner terminated as provided herein.

         13.2 Termination for Breach. Eyetech shall have the rights set forth below in this Section 13.2 by notice to Pfizer, and Pfizer shall have the rights set forth below in this Section 13.2 by notice to Eyetech.

                  (a) Upon Eyetech's notice to Pfizer that a Material Default by Pfizer has occurred, the Parties will meet to discuss in good faith whether a plan to remedy the Material Default can be mutually agreed. If the Parties fail to so agree within thirty (30) days after the date of such notice,
Section 13.2(b) below shall apply. Notwithstanding the foregoing provisions of this Section 13.2(a), in the case of a payment default, the provisions of
Section 13.2(b) below shall apply without any obligation to meet to discuss remedies pursuant to this Section 13.2(a).

                  (b) Subject to the terms hereof, upon the occurrence of any Material Default by Pfizer, Eyetech may, upon ninety (90) days prior written notice, terminate this Agreement and the other Product-Related Agreements. Eyetech may give the notice specified in this Section 13.2(b) concurrently with the notice specified in Section 13.2(a) and shall not give the notice specified in this Section 13.2(b) later than sixty (60) days after the date of the notice specified in Section 13.2(a).

                  (c) Upon Pfizer's notice to Eyetech that a Material Default by Eyetech has occurred, the Parties will meet to discuss in good faith whether a plan to remedy the Material Default can be mutually agreed. If the Parties fail to so agree within thirty (30) days after the

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

date of such notice, Section 13.2 (d) below shall apply. Notwithstanding the foregoing provisions of this Section 13.2(c), in the case of a payment default, the provisions of Section 13.2(d) below shall apply without any obligation to meet to discuss remedies pursuant to this Section 13.2(c).

                  (d) Subject to the terms hereof, upon the occurrence of any Material Default by Eyetech, Pfizer may, upon ninety (90) days prior notice, terminate this Agreement and the other Product-Related Agreements. Pfizer may give the notice specified in this Section 13.2(d) concurrently with the notice specified in Section 13.2(c) and shall not give the notice specified in this
Section 13.2(d) later than sixty (60) days after the date of the notice specified in Section 13.2(c).

                  (e)      "Material Default" means:

                           (i)      any default by any Party hereto of its
covenants, agreements or other performance obligations under this Agreement or the License Agreement other than a payment default (which may include any one or more defaults of any specific covenant, agreement or other performance obligations contained herein) that, when aggregated with any other such uncured defaults by such Party, is (x) material to this Agreement and the License Agreement taken as a whole, and (y) shall have continued for thirty (30) days after written notice thereof was provided to the alleged defaulting Party by the non-defaulting Party (or, if such defaults cannot be cured within such 30-day period, if the alleged defaulting Party does not promptly commence and diligently continue all reasonable actions to cure such defaults during such 30-day period or does not cure in full such defaults within sixty (60) days after written notice thereof was provided to the alleged defaulting Party); or

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                           (ii)     any default by any Party hereto of its
payment obligations hereunder that shall have continued for fifteen (15) days after written notice thereof was provided to the alleged defaulting Party by the non-defaulting Party; provided that, in the event of a good faith payment dispute, such fifteen (15) day cure period shall be extended through the fifteenth day following the date on which such dispute is resolved if the alleged defaulting Party paid all undisputed amounts when due and provided the non-defaulting Party with a reasonably detailed written explanation of the alleged defaulting Party's basis for disputing the payment obligation within the fifteen (15) day period following the written notice of the default by the non-defaulting Party.

                  (f) In the event of a Material Default by Eyetech described in Section 13.2(c), Pfizer may, in its sole discretion, elect by written notice to Eyetech of such election not later than sixty (60) days after the date of the notice specified in Section 13.2(c), as an alternative to terminating this Agreement and the other Product-Related Agreements, the Elective Remedy.

         13.3 HSR Denial. Either Party may terminate all of the Transaction Agreements effective upon notice to the other Party if the HSR Clearance Date shall not have occurred on or prior to the date sixty (60) days after the Parties make their respective HSR Filings pursuant to Section 16.1. In the event of any termination pursuant to this Section 13.3, the Transaction Agreements, including without limitation Section 13.9 of this Agreement, shall terminate; provided, however, the confidentiality agreement between the Parties dated as of April 22, 2002, as amended, shall remain in full force and effect notwithstanding any termination of the Transaction Agreements in accordance with this Section 13.3.

         13.4 Detail Shortfalls. Either Party may terminate this Agreement as provided in Section 6.5.

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         13.5     Breach of Non-Competition obligations. If a Party breaches its obligations under Section 14.1, the other Party may terminate this Agreement upon thirty (30) days prior written notice of termination to the breaching
Party; provided that, if the breaching Party permanently ceases the activity or eliminates the condition, as applicable, giving rise to the breach of its obligations under Section 14.1 prior to the expiration of such thirty (30) day notice period, such termination shall not take effect.

         13.6 Changes of Control. In the event of any Change in Control, the Party subject to such Change of Control shall promptly notify the other Party of such Change in Control, and the Party not subject to such Change of Control shall have the right upon sixty (60) days notice, to terminate this Agreement and the other Product-Related Agreements where the Acquiring Corporation has not agreed to assume all obligations of an Affiliate of the Party subject to the Change of Control under this Agreement and the License Agreement. In the event of any Change in Control of Eyetech, Pfizer shall have the right upon one hundred twenty (120) days notice, to terminate either or both of the Regulatory Services Agreement and the Distribution Agreement. If the Change of Control of Eyetech is an acquisition of Eyetech by a third party that, together with its Affiliates, had annual revenues from the sale of prescription pharmaceutical products in the US in excess of US$1 billion during its most recently reported fiscal year, then the acquiring Person shall have the right upon one hundred twenty (120) days written notice, to terminate either or both of the Regulatory Services Agreement and the Distribution Agreement. In either event, each of Pfizer or the acquiring Person must exercise its right of termination with six
(6) months of the date of such Change of Control.

         13.7 Termination of License Agreement. In the event that the License Agreement is terminated or expires for any reason, either Party may, at its option, terminate this Agreement and the other Product-Related Agreements upon written notice of termination to the other Party.

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         13.8     Sales Threshold Termination. If, during the [**] period
commencing with the Year following the earlier of (a) the implementation of a National Coverage Determination for the first Product from the United States Department of Health and Human Services (Centers for Medicare and Medicaid Services) and (b) the [**] of such Product in the US Territory, the Net Sales in the US Territory for any [**] during such [**] period are less than [**], for the [**], and such failure to achieve such Net Sales targets is not a result of Eyetech's material breaches of its representations, warranties, covenants and agreements contained in this Agreement and the License Agreement (such failure to achieve Net Sales, the "Net Sales Failure"), then Eyetech may, at any time within [**] following determination of Net Sales for the [**], elect to terminate this Agreement upon 180 days notice to Pfizer; provided that such termination shall be Eyetech's sole and exclusive remedy and Pfizer's sole and exclusive liability in the event of termination by Eyetech pursuant to this
Section 13.8. In the event of any termination of this Agreement pursuant to this
Section 13.8, Eyetech shall thereafter pay to Pfizer (x) a royalty of [**] percent ([**]%) of the first [**] of annual Net Sales in the US Territory and
(y) a royalty of [**] percent ([**]%) of annual Net Sales in the US Territory [**], for each Year of the [**] Years of the Co-Promotion Term immediately following such termination, as if this Agreement had not been terminated.



         13.9 Survival of obligations. Notwithstanding any termination or expiration of this Agreement,

                  (a) neither Party shall be relieved of any obligations incurred prior to such termination or expiration, including without limitation payment obligations accrued prior to such termination or expiration;

                  (b) the obligations of the Parties with respect to accounts and reports (Article 9), ownership of intellectual property (Article
10), the protection and nondisclosure of Confidential Information (Article 11), dispute resolution (Article 15), indemnification (Sections 12.4, 12.5, 12.6, 12.7, 12.8 and 12.9), this Section 13.9 and non-competition (Section 14.1), as well as any other provision of this Agreement which by its terms survives termination or which is required to give effect to such termination or the consequences of such termination, shall survive termination and remain in effect in accordance with their respective terms;

                  (c) If the License Agreement remains in effect after such termination or expiration of this Agreement (a "License Survival Event"), the provisions of this Agreement that relate to Products in the RoW Territory shall survive such termination for so long as the License Agreement remains in effect. If a License Survival Event takes place, the Parties recognize that adjustments may need to be made to certain of such surviving provisions relating to Products in the RoW Territory, such as the arrangements respecting the governance provisions set forth in Article 3. Without limiting the foregoing, the Parties acknowledge that the following rights shall survive termination or expiration of this Agreement in the case of a License Survival Event: (a) the rights granted to Pfizer in Sections 10.1 and 10.2 of this Agreement; (b) Eyetech's rights with

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respect to the MSC's responsibilities for ensuring that all Products are manufactured in accordance with the Parties' quality standards pursuant to
Section 3.5; and (c) Eyetech's rights with respect to Pfizer's regulatory activities in the RoW Territory pursuant to Section 4.2(c) of this Agreement. After a License Survival Event, for so long as the License Agreement remains in effect, Pfizer shall have rights with respect to Eyetech's regulatory activities in the US Territory commensurate with the rights Eyetech has with respect to RoW Territory regulatory matters under Section 4.2(c);

                  (d) Pfizer's obligations under Section 8.1 with respect to Development Costs during the following periods immediately following termination shall survive any termination pursuant to Section 13.2 based on Material Default(s) by Pfizer or any termination pursuant to Section 13.7: (i) if such termination occurs prior to the first Launch of a Product in the US Territory, twelve (12) months, (ii) if such termination occurs after the first Launch of a Product in the US Territory but prior to the fifth anniversary of such Launch, nine (9) months, and (iii) if such termination occurs after the fifth anniversary of the first Launch of a Product in the US Territory, six (6) months;

                  (e) Pfizer shall promptly and in no event later than sixty (60) days after termination or expiration (i) transfer to Eyetech ownership of all governmental or regulatory filings and approvals (including all INDs and NDAs (and their foreign equivalents)) relating to Products, (ii) deliver to Eyetech all pre-clinical and clinical data and information in Pfizer's possession or control relating to Products, (iii) deliver to Eyetech copies of all reports, records, regulatory correspondence and other materials in Pfizer's possession or control relating to the pre-clinical and clinical development, regulatory approval, manufacture, distribution and sales of Products, including without limitation all information contained in the centralized global safety

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database established and maintained by Pfizer in accordance with the Regulatory
Services Agreement, and (iv) deliver to Eyetech all data and information relating to process conditions, in-process controls, analytical methodology and formulation, in each case as developed by Pfizer and relating to the manufacturing of Products, solely for use in connection with the Products;

                  (f) Pfizer shall grant to Eyetech a non-exclusive, non-royalty-bearing, perpetual right and license under Pfizer's and its Affiliates' rights in Collaboration Intellectual Property (as defined in the License Agreement) to develop, make, have made, use, sell, offer for sale, import, and have imported Products in the Territory;

                  (g) if Pfizer has contracted with API Bulk Drug Substance Supplier(s) or with Fill and Finish Services Supplier(s), or if Pfizer has taken over responsibility for performing, either directly or through Affiliates, services that otherwise would be performed by API Bulk Drug Substance Supplier(s) and/or Fill and Finish Services Supplier(s), Pfizer shall continue to manufacture or have manufactured (including filling and finishing of) Products being manufactured by Pfizer and/or its Affiliates, on the terms and conditions in effect immediately prior to the applicable notice of termination, for worldwide supply to Eyetech during the shorter of (i) the twenty-four (24) month period following termination and (ii) the period following termination and prior to Eyetech's establishment of its own manufacturing capabilities and/or third party manufacturing and supply arrangements with respect to the Products; and Pfizer shall cooperate with Eyetech during such period to assign to Eyetech all third party manufacturing and supply (including fill and finish services) agreements and transfer to Eyetech all manufacturing know-how, and to provide Eyetech with such other assistance as may be requested by Eyetech, reasonably required by Eyetech for the purpose of establishing its own manufacturing

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capabilities and/or third party manufacturing and supply arrangements with respect to the Products;

                  (h) Pfizer shall permit Eyetech, at Eyetech's option, to purchase, at Manufacturing Cost, all or any part of Pfizer's worldwide unsold inventory of raw materials for Products, work-in-progress Products and finished Products as of the effective date of termination, provided that, Pfizer shall not be required to sell to Eyetech inventories of raw materials for Products and work-in-progress Products that Pfizer needs to satisfy its obligations under
Section 13.9(g); and

                  (i) unless this Agreement expressly provides that termination shall be the sole and exclusive remedy for a particular breach hereof, either Party's right to commence an action, suit or other proceeding claiming breach of this Agreement by the other Party shall survive termination.

         Upon any termination of this Agreement, each Party shall promptly return to the other Party all written Confidential Information, and all copies thereof, of such other Party and Pfizer shall have no further right with respect to, and shall cease all activities related to Co-Promotion of the Products.

                                   ARTICLE 14

                  NON-COMPETITION; DETAILING SERVICES AGREEMENT

         14.1 Non-Competition. During the Co-Promotion Term and during the Term (as defined in the License Agreement), neither Pfizer nor Eyetech nor any of their Affiliates shall, directly or indirectly, manufacture commercial quantities of, or market, sell, detail or promote, any Competing Product in the Territory (excluding the EU, as defined in the License Agreement), except for the Products as provided in this Agreement and in the License

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Agreement. If (a) either Party terminates this Agreement pursuant to Section
13.2, 13.4 or 13.5 of this Agreement or (b) Pfizer terminates the License Agreement pursuant to Section 10.1 of the License Agreement, then the prohibition set forth in the immediately preceding sentence shall, in the case of a termination described in clause (a) of this sentence, be extended with respect to the other Party and its Affiliates through a period immediately following the effective date of such termination of:

                           (i)      [**], if such termination occurs [**],

                           (ii)     [**], if such termination occurs [**], or

                           (iii)    [**], if such termination occurs [**],

and, in the case of a termination described in clause (b) of this sentence, be extended with respect to Pfizer and its Affiliates through a period immediately following the effective date of such termination of:

                           (i)      [**], if such termination occurs [**],

                           (ii)     [**], if such termination occurs [**], or

                           (iii)    [**], if such termination occurs [**].

Notwithstanding the foregoing, Eyetech and its Affiliates, either directly or in collaboration with third parties, shall be entitled to commercialize products that contain or are based on the Compound (as defined in the License Agreement) for use outside the Field ("POF"), provided such products are sold under product trademarks other than the Trademark(s) and are: (a) in a different dosage strength; (b) in a different formulation; or (c) with a different delivery system; in each case not intended or developed for use in the Field. Eyetech and its Affiliates shall not conduct clinical trials or marketing studies with respect to such POF to support use of such POF in the Field, and Eyetech and its Affiliates shall require any third party collaborator to comply

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with this undertaking with respect to any POF. Subject to the provisions of
Section 14.2, any breach of this Section 14.1 shall entitle the non-breaching Party to terminate this Agreement and the Other Product-Related Agreements pursuant to Section 13.5.

         14.2 Acquisitions Involving Competing Products. Notwithstanding the provisions of Section 14.1 above, if during the Co-Promotion Term Pfizer or Eyetech or any of their respective Affiliates acquires or agrees to acquire a Competing Product in the Territory through acquisition of or merger with a company or entity, or is acquired or agrees to be acquired by a company or entity that owns a Competing Product in the Territory, Pfizer or Eyetech, as applicable, shall have thirty (30) days from the date of public announcement of the acquisition or merger to notify the other Party as to whether Pfizer or Eyetech or the acquiring company or entity, as applicable, intends to divest its interest in such Competing Product. In the event that Pfizer or Eyetech or the acquiring company or entity, as applicable, elects to divest its interest in such Competing Product, such Party or the acquiring company or entity shall use reasonable efforts to identify a third party purchaser to whom such Party or the acquiring company or entity will divest its interest in such Competing Product and to enter into a definitive agreement with such third party for such divestiture as soon as reasonably practicable under the circumstances. If Pfizer or Eyetech or the acquiring company or entity, as applicable, elects not to divest its interest in such Competing Product or fails to divest its interest in such Competing Product within [**] after the closing of the transaction for which Pfizer or Eyetech, as applicable, has provided the other Party with notice, then the other Party shall have the option, upon written notice to Pfizer or Eyetech, as applicable, given no later than ninety (90) days after the earlier of: (i) Pfizer's or Eyetech's written notice, as applicable, of its election not to divest such Competing Product; and (ii) the end of such [**] period described above, to terminate this Agreement and the Other Product-

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Related Agreements pursuant to Section 14.1, treating such election not to divest or failure to divest such Competing Product as a breach of Section 14.1. Notwithstanding the provisions of Section 14.1 and this Section 14.2, however, neither Party shall have the right to terminate this Agreement and the Other Product-Related Agreements based on the other Party's or its Affiliate's or acquiring company's or entity's failure to divest its interest in a Competing Product that is sold only in the EU (as defined in the License Agreement).

         14.3     Detailing Services Agreement; Additional Agreements.

                  (a) The Detailing Services Agreement shall become effective only upon the completion of the Pharmacia Merger.

                  (b) The Parties shall in good faith undertake to identify an additional Pfizer product for ophthalmic use and potential sale to retinal specialists, in addition to the products covered by the Detailing Services Agreement (an "Additional Pfizer Product"). If the Parties are able to identify and mutually agree upon such Additional Pfizer Product, the Parties will attempt to negotiate in good faith the terms and conditions of an agreement to allow Eyetech to detail, co-develop or license such Additional Pfizer Product.

                  (c) If for any reason (i) the Pharmacia Merger Agreement is terminated or (ii) Pfizer determines that the Pharmacia Merger cannot be closed, then, in either event, Pfizer and Eyetech will undertake in good faith to identify a Pfizer product for ophthalmic use and sale to retinal specialists to substitute for the products covered by the Detailing Services Agreement (a "Substitute Product"). If the Parties are able to identify and mutually agree upon such Substitute Product, the Parties will attempt to negotiate in good faith the terms and conditions of an agreement to allow Eyetech to detail, co-develop or license such Substitute Product.

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                  (d)      Notwithstanding the foregoing, neither Party is
obligated to enter into any agreement with the other pursuant to subsections 14.3(b) or 14.3(c). Accordingly, if the Parties are unable to enter into an agreement respecting an Additional Pfizer Product or Substitute Product, Eyetech shall have no rights to any such product, and Pfizer shall have no obligations to Eyetech with respect to any such product or resulting from the Parties' inability to enter into an agreement pursuant to subsections 14.3(b) or 14.3(c).

                                   ARTICLE 15

                               DISPUTE RESOLUTION

         15.1 Arbitration. Any payment dispute or dispute arising out of any audit conducted pursuant to Section 9.2 shall be resolved through binding arbitration as follows:

                  (a) A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within thirty (30) days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such 30-day period, the arbitrator shall be selected by the New York, New York office of the American Arbitration Association (the "AAA"). The arbitrator shall be a lawyer knowledgeable and experienced in the law concerning the subject matter of the dispute, and shall not be an Affiliate, employee, consultant, officer, director or stockholder of any Party.

                  (b) Within thirty (30) days after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.

                  (c) The arbitrator shall set a date for a hearing, which shall be no later than thirty (30) days after the submission of written proposals pursuant to Section 15.1(b), to discuss

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each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA; provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence.

                  (d) The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after the completion of the hearings described in Section 15.1(c). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

                  (e) The (i) attorneys' fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

                  (f) Any arbitration pursuant to this Section 15.1 shall be conducted in New York, New York. Any arbitration award may be entered in and enforced by a court in accordance with Section 17.2.

         15.2 No Limitation. Nothing in Section 15.1 shall be construed as limiting in any way the right of a Party to seek a temporary restraining order or preliminary injunction with respect to any actual or threatened breach of this Agreement from, or to bring an action in aid of arbitration in, a court in accordance with Section 17.2. Should any Party seek a temporary restraining order or preliminary injunction, then for purposes of determining whether to grant such temporary restraining order or preliminary injunction, the dispute underlying the request for such temporary restraining order or preliminary injunction may be heard by a court in accordance with Section 17.2.

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                                   ARTICLE 16

                                   HSR MATTERS

         16.1 HSR Filings. Each of Eyetech and Pfizer shall as promptly as possible and not later than January 22, 2003 file with the FTC and the Antitrust Division of the DOJ, any HSR Filing required of it under the HSR Act with respect to the transactions contemplated by the Transaction Agreements. The Parties shall cooperate with one another to the extent necessary in the preparation of any HSR Filing required to be filed under the HSR Act. Each Party shall be responsible for its own costs, expenses, and filing fees associated with any HSR Filing.

         16.2 HSR Cooperation; Further Assurances. Eyetech and Pfizer agree, and shall cause each of their respective Affiliates, to cooperate and to use their respective commercially reasonable efforts to obtain any HSR Clearance required for the consummation of the transactions contemplated under the Transaction Agreements and to respond to any government requests for information under the HSR Act. The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to the HSR Act. For the avoidance of doubt, it is agreed that neither Party shall be obligated in any way to (a) sell, transfer or otherwise dispose of (including without limitation by way on any "hold separate" or similar arrangement) any asset or product or business, (b) terminate any contractual relationship, or (c) amend, terminate or otherwise modify any licenses or other intellectual property agreements, in order to obtain HSR Clearance with respect to the transactions contemplated by the Transaction Agreements.

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         16.3     Activities Prior to the Effective Date. The Parties shall not engage in any of the activities contemplated by this Agreement and the Other Product-Related Agreements, other than seeking to obtain HSR Clearance, prior to the Effective Date.

                                   ARTICLE 17

                                  MISCELLANEOUS

         17.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of New York, without regard to its conflicts of laws rules.

         17.2 Jurisdiction. Except with respect to disputes arising out of audits conducted pursuant to Section 9.2 or with respect to payment disputes, which shall be resolved through binding arbitration in accordance with Article 15, each Party (a) irrevocably submits to the exclusive jurisdiction in the United States District Court for the Southern District of New York and any State courts sitting in New York, New York (collectively, the "Courts"), for purposes of any action, suit or other proceeding arising out of this Agreement, and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party.

         17.3 Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision. No delay or omission by a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder shall operate as a waiver of any right, power or privilege by such Party. No

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waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

         17.4 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address below and shall be: (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable nationwide overnight courier service; or (d) sent by facsimile transmission. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

Notices to Pfizer shall be addressed to:

              PFIZER INC.
              235 East 42nd Street
              New York, New York 10017-5755
              Telecopy: (212) 808-8652
              Attention: President, Pfizer Pharmaceutical Group

              with a copy to:

              PFIZER INC.
              235 East 42nd Street
              New York, New York 10017-5703
              Telecopy: (212) 808-8924
              Attention: Senior Vice President and General Counsel

Notices to Eyetech shall be addressed to:

              EYETECH PHARMACEUTICALS, INC.
              500 Seventh Avenue

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              18th Floor
              New York, New York 10018
              Telecopy: (212) 997-9251
              Attention: Chief Executive Officer

              with a copy to:

              Hale and Dorr LLP
              60 State Street
              Boston, Massachusetts 02109
              Telecopy: (617) 526-5000
              Attention: David E. Redlick, Esq.

Either Party may change its address by giving notice to the other Party in the manner provided above.

         17.5 Entire Agreement. This Agreement (including Exhibits), together with the Other Product-Related Agreements, contains the complete understanding of the Parties with respect to the Parties' joint development and commercialization of Products and supersedes all prior understandings and writings relating to such subject matter. The Parties understand and agree that this Agreement and the License Agreement are considered to be a single integrated agreement and contain intellectual property rights and licenses relating to the Products for which Pfizer has bargained and paid consideration. If any applicable court of competent jurisdiction determines this Agreement and/or the License Agreement to be executory in nature, such Transaction Agreements shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under
Section 101 of the Bankruptcy Code.

         17.6 Headings. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

         17.7 Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any law of any

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relevant jurisdiction, the validity of the remaining provisions shall not be affected. In such event, the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

         17.8 Registration and Filing of the Agreement. To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any Governmental Authority, including without limitation the US Securities and Exchange Commission, or the US Federal Trade Commission, in accordance with applicable Laws, such Party may do so. The other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith. In such situation, the Parties will request confidential treatment of sensitive provisions of the Agreement, to the extent permitted by Law. The Parties shall promptly inform each other as to the activities or inquiries of any such Governmental Authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom.

         17.9 Assignment. Except as otherwise provided herein, including without limitation in Section 17.11, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior consent of the other Party, except assignment, in whole or in part, to an Affiliate of the assigning Party so long as such Affiliate agrees in writing to be bound by the terms of this Agreement. The assigning Party shall remain primarily liable hereunder notwithstanding any such assignment. Any attempted assignment in violation hereof shall be void.

         17.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

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         17.11    Divestiture by Pfizer.

                  (a) If (i) Pfizer enters into a definitive agreement to acquire or merge with another company (the "Target") involving a purchase price in excess of $[**] (which amount shall be increased on January 1 of each year to reflect increases in the Consumer Price Index on each such January 1 over the level of the Consumer Price Index on January 1, 2003), (ii) Pfizer reasonably believes that a "Divestiture Requirement" exists, namely that the Governmental Authorities with responsibility for antitrust or competition review and approval of such acquisition or merger for either the United States or the EU, as defined in the License Agreement (each an "Antitrust Authority" and, together, the "Antitrust Authorities") will not grant the requisite clearance or approval for the consummation of the acquisition or merger unless (x) Pfizer assigns, sublicenses or otherwise transfers (any such assignment, sublicense or transfer, a "Divestiture Transaction") Pfizer's rights and obligations under this Agreement or the License Agreement to a non-Affiliate third party or (y) the Target divests the business, product line or agreement(s) of the Target (the "Target's Competitive Business") giving rise to the Divestiture Requirement,
(iii) Pfizer has used commercially reasonable efforts to avoid any requirement of having to enter into a Divestiture Transaction, including without limitation if reasonably practicable in Pfizer's good faith business judgment by undertaking, or causing the Target to undertake, to the relevant Antitrust Authorities to divest the Target's Competitive Business giving rise to the antitrust or competition concern and (iv) the Target's Competitive Business comprised less than [**] percent ([**]%) of the Target's revenues for the Target's last fiscal year and less than [**] percent ([**]%) of the Target's fair market value (as determined by Pfizer's Board of Directors in good faith based on written advice and analysis of a nationally recognized investment bank), Pfizer shall so notify Eyetech (a "Notice of Divestiture"), which Notice of Divestiture shall include a detailed description of the Divestiture Requirement, a certification to

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Eyetech by Pfizer of the accuracy of such description and a copy of the written advice and analysis of the investment bank. Pfizer may not give more than one Notice of Divestiture in any twenty-four (24) month period.


         17.11  (b)      If Pfizer gives a Notice of Divestiture, Eyetech may,
at its option (the "Acquisition Option"), elect to acquire Pfizer's rights under this Agreement and the License Agreement by giving Pfizer notice of such election (a "Preliminary Acquisition Notice") at any time within ten (10) Business Days following the date of the Notice of Divestiture. If Eyetech exercises its Acquisition Option, Pfizer shall promptly discuss with [**] Eyetech [**] under this Agreement and the License Agreement and [**] referred to in Section 17.11(c) [**] (as defined below) would be acceptable, with or without [**] referred to in clause (i) of Section 17.11(d). Promptly after Eyetech gives a Preliminary Acquisition Notice, the Parties will then jointly select an investment bank to determine the fair market value of Pfizer's rights under this Agreement and the License Agreement (the "FMV"). If the Parties are unable to jointly select an investment bank within [**] Business Days after Eyetech gives a Preliminary Acquisition Notice, the Parties shall select by a random drawing an investment bank from among the top ten (10) investment banks from Thomson Financial's then current listing of top financial advisors for worldwide completed mergers and acquisitions or, if such directory is not then available, from an alternative listing of investment banks for mergers and acquisitions to be mutually agreed by the Parties, to determine the FMV. The investment bank shall complete its valuation within [**] Business Days of its appointment, and shall provide its results in writing to both Pfizer and Eyetech. The purchase price to be paid by Eyetech to Pfizer shall be equal to [**] percent ([**] %) of the FMV (the "Eyetech Purchase Price"). The results of the valuation shall be binding on the Parties, and the fees of the investment bank shall be borne [**].

         (c) If Eyetech wishes to acquire Pfizer's rights under this Agreement and the License Agreement at the Eyetech Purchase Price, Eyetech shall provide Pfizer with written notice (the "Confirmatory Acquisition Notice") to that effect within [**] Business Days of the determination of the FMV; provided that Eyetech may elect not to purchase Pfizer's rights under this Agreement and the License Agreement, and if Eyetech does not provide Pfizer with a Confirmatory Acquisition Notice within such [**] Business Day period after the determination of FMV, Eyetech shall be deemed to have elected not to purchase such rights. If Eyetech provides Pfizer with a Confirmatory Acquisition Notice and [**] indicated that [**] of the [**], (i) Eyetech shall be required [**] of the [**] at the time [**] between Eyetech and Pfizer, and (ii) Eyetech may [**]; provided that Eyetech may [**] and to [**]. If Eyetech provides Pfizer with a Confirmatory Acquisition Notice and [**] indicated that such [**], then Eyetech shall be [**] of the [**] at the time [**] between Eyetech and Pfizer. The closing of the acquisition transaction shall not occur prior to the later of (x) closing of Pfizer's acquisition of or merger with the Target and (y) [**] days after the relevant Notice of Divestiture. Such acquisition transaction shall be entered into pursuant to an acquisition agreement [**] to such [**], which acquisition agreement shall contain [**] after the relevant Notice of Divestiture; provided that such provision shall expire, and Eyetech's obligations under such acquisition agreement shall no longer be [**], if Eyetech does not provide Pfizer with a notice of [**] of such [**] within such [**] day period.


         (d) If [**] to the [**] referred to in Section 17.11(c), Eyetech shall [**] to Pfizer [**]. The [**] shall: (i) be [**] to such [**], shall be [**] by Eyetech in the [**] between Eyetech and Pfizer, and if [**] by Eyetech, shall be [**] by such [**] as the Parties shall mutually agree, (ii) [**] at an [**] based on [**] at the time of the transaction, (iii) be [**] (with Eyetech having the [**] for any or all [**], which accrued interest shall compound and be added to principal on the date of [**]), (iv) [**] of the date of issuance, at which time [**] shall be [**], and (v[**] at any time [**].

         (e) If Eyetech does [**] Pfizer with, [**], its Confirmatory Acquisition Notice, or is [**] to be [**], then Pfizer may, concurrently with the [**] with the Target, close a Divestiture Transaction with a [**] so long as the [**] executes and delivers to Eyetech an agreement to be bound by this Agreement and the License Agreement. [**] means [**] that is [**] in terms of [**] in the calendar year most recently completed as of the date [**].


                  (f) If (x) Pfizer consummates a Divestiture Transaction or (y) Eyetech acquires Pfizer's rights under this Agreement and the License Agreement pursuant to this Section 17.11, Pfizer shall, as requested by Eyetech, either (i) subject to any necessary approval by the Antitrust Authorities, maintain either or both of the Distribution Agreement and the Regulatory Services Agreement in effect for such period of time, up to twelve (12) months following the effective date of the Divestiture Transaction or acquisition by Eyetech, as Eyetech may request, or (ii) terminate such agreements on the date or dates specified by Eyetech.

         17.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         17.13 Force Majeure. No Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no Party shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of such Party.

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         17.14    Non-Solicitation of Employees. During the Co-Promotion Term,
neither Party shall, directly or indirectly, recruit, or solicit any employee of the other Party with whom such Party has come into contact or interacted for the purposes of performing this Agreement, without the prior consent of the other Party, except pursuant to general solicitations not targeted specifically at such employees or in response to unsolicited employment inquiries by such employees.

         17.15 Press Releases and Other Disclosures. The Parties hereby each approve the form of joint press release set forth in Exhibit 17.15 hereto and will cooperate in the release thereof as soon as practicable after the signature of this Agreement by the Parties. The Parties also recognize that each Party may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement. In such event, the Party desiring to issue an additional press release or make a public statement or disclosure shall provide the other Party with a copy of the proposed press release, statement or disclosure for review and approval in advance, which advance approval shall not be unreasonably withheld, conditioned or delayed. No other public statement or disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party hereto, without first obtaining the written approval of the other Party. Once any public statement or disclosure has been approved in accordance with this Section, then either Party may appropriately communicate information contained in such permitted statement or disclosure. Notwithstanding the foregoing provisions of this Section 17.15 or of Article 11, a Party may (a) disclose the existence and terms of the Transaction Agreements where required, as reasonably determined by the disclosing Party, by applicable Law, by applicable stock exchange or Nasdaq regulation or by order or other ruling of a competent court, (b) disclose the existence and terms of the Transaction Agreements under obligations of confidentiality to agents, advisors, contractors, investors and sublicensees, and to potential agents, advisors, contractors, investors and sublicensees, in connection with such Party's activities hereunder and in connection with such Party's financing activities and (c) publicly announce any of the matters set forth in Exhibit 17.15(c), provided that such announcements do not entail disclosure of non-public technical or scientific information (which, for clarity, excludes clinical trial results) and the announcing Party provides the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

         17.16 Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including, without limitation, any creditor of either Party. No such third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

         17.17 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other, except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party's employees or for any employee compensation or benefits of the other Party's employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said other Party's approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Pfizer's legal relationship under this Agreement to Eyetech shall be that of independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

         17.18 Performance by Subsidiaries and Affiliates. To the extent that this Agreement imposes obligations on Subsidiaries and Affiliates of a Party, such Party agrees to cause its Subsidiaries and Affiliates to perform such obligations.

         IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Execution Date.

PFIZER INC.                         EYETECH PHARMACEUTICALS, INC.

By:    /s/ Henry A. McKinnell       By:    /s/ David R. Guyer
       ______________________              ______________________

Name:  Henry A. McKinnell           Name:  David R. Guyer
       ______________________              ______________________

Title: Chairman and CEO             Title: CEO
       ______________________              ______________________

                                  EXHIBIT 1.20

                               GROUP/JOINT DETAILS




     Pfizer or Eyetech personnel, as the case may be, may make Product presentations to medical professionals with prescribing authority in group situations (each, a "Detailee"). Such presentations maybe be through speaker programs, dinner and lunch programs, symposia, and other programs the nature of which has been approved by the CSC.

[**] such a presentation will be considered [**]. It is understood that [**], as the case may be, [**] For such group presentations conducted by either Eyetech or Pfizer [**] conducting such presentation. [**] a group presentation, [**] such a group presentation, [**] If, however, prior to such presentation, [**] It is understood that for symposia and other group presentations [**] as provided above. [**]

                                  EXHIBIT 1.52

                                Call Center Costs

         For purposes of calculating Marketing Expenses, monthly Call Center expenses shall equal the sum of:

         (i) $[**]/month* multiplied by the number of full-time equivalent Call Center Representatives (as defined below); and

         (ii) Out-of-Pocket Costs paid by Pfizer for Call Center services outsourced by Pfizer to non-employee third parties.

         A "Call Center Representative" shall mean a Pfizer employee whose primary responsibility is to handle calls from or to Product-users, physicians and other health care professionals, and managed care organizations concerning questions about the Product and Product reimbursement, or a supervisor of any such individual.

------------------------------------
* Adjusted annually, with the first such adjustment taking place for the first full calendar year following the calendar year in which the Product is initially Launched in the US Territory, according to changes in the Consumer Price Index for All Urban Consumers (CPI U): U.S. city average, for the preceding Year.

                                   EXHIBIT 2.5

                          Sales Force Training Program


     The initial training Pfizer will offer to Eyetech field force representatives will be Pfizer's typical training, i.e. "AS IS" program. [**] various training phases [**]. Pfizer may also update the training program from time to time. [**]



     [**] training time is [**] during the field time.



     The program includes training [**] subsequent training activities.



     Typical content covered during training consists of:



     -    [**]



     -    [**]



     -    [**]



     -    [**]



     -    [**]



     The program includes material [**]



     [**] appropriate training materials, [**] weeks prior to the training program commencement. The training of Eyetech Sales Representatives will be scheduled to coincide with regularly scheduled Pfizer training sessions.



     [**] These include (but are not limited to) topics such as the ones listed below:



     -    [**]



     -    [**]



     -    [**]



     -    [**]



     -    [**]



     -    [**]

                                 EXHIBIT 3.4(d)


 Matters where Eyetech Possesses Special Expertise or has Special Relationships


                                      [**]

                                 EXHIBIT 3.4(e)

     -    [**]Objectives:

          -    Primary: [**].

     -    Design:

     -    [**]NO-GO Criteria:

     -    [**]LOGISTICS

          -    INITIATION DATE: [**]DURATION: [**]

          -    ESTIMATED COST: [**]

     -    [**] [**]Objectives:

          -    Primary: [**]

     -    Design:

     -    [**]NO-GO Criteria:

          -    [**].

     -    LOGISTICS

          -    INITIATION DATE: [**]DURATION: [**]

ESTIMATED COST: [**]. [**].

     -    Objectives:

     -    [**]Design:

     -    [**]NO-GO Criteria:

     -    [**]LOGISTICS

INITIATION DATE: [**]DURATION: [**]ESTIMATED COST: [**]

[**] Development Programs [**]The Completed and Planned Clinical Studies
     Include:

     -    [**]Objectives:

     -    [**]Design:

     -    [**]NO-GO Criteria:

     -    [**]LOGISTICS

[**] Cost: [**]
[**] . [**]

     -    Objectives:

     -    [**]Design:

     -    [**]NO-GO Criteria:

     -    [**]LOGISTICS

     -    [**]. [**]Objectives:

     -    [**]Design:

     -    [**]NO-GO Criteria:

     -    [**]LOGISTICS

          -    [**]Cost: 2.0 MM

     -    EOP1002 (COMPLETED): Phase I/II. [**]Objectives:

     -    [**]Design:

     -    [**]NO-GO Criteria:

     -    [**]LOGISTICS

     -    [**]Objectives:

     -    [**]Design:

     -    [**]NO-GO Criteria:

     -    [**]Logistics

          -    Initiation Date: Ongoing[**]Duration: [**] 3Q04 completion

     -    Estimated Cost: [**]. [**]Objectives:

     -    [**]Design:

     -    [**]NO-GO Criteria:

     -    [**]LOGISTICS

          -    INITIATION DATE: [**]DURATION: [**]

          -    ESTIMATED COST: [**]

[**] [**]

     -    Objectives

     -    Primary: [**]Design:

     -    [**]NO-GO Criteria:

     -    [**]LOGISTICS

          -    INITIATION DATE: [**]

          -    DURATION: [**]

          -    ESTIMATED COST: [**]

     -    [**] [**]Objectives

     -    [**]Design:

     -    [**]NO-GO Criteria:

          -    [**].

     -    LOGISTICS

          -    INITIATION DATE: [**]DURATION: [**]

     -    ESTIMATED COST: [**]. [**]Objectives:

     -    [**]Design:

     -    [**]NO-GO Criteria:

     -    [**]LOGISTICS

          -    INITIATION DATE: [**]DURATION: [**]ESTIMATED COST: [**]

[**].  [**]

     -    Objectives:

          -    [**].

     -    Design:

     -    [**]NO-GO Criteria:

     -    [**]LOGISTICS

          -    INITIATION DATE: [**]

          -    DURATION: [**]

          -    ESTIMATED COST: [**]

          -

[**] [**]

     -    Objectives:

          -    Primary: [**]

     -    Design:

     -    [**]NO-GO Criteria:

          -    [**].

     -    LOGISTICS

          -    INITIATION DATE: [**]DURATION: [**]

          -    ESTIMATED COST: [**]

     -    [**] [**]Objectives:

     -    [**]Design:

          -    [**]

     -    NO-GO Criteria:

     -    [**]LOGISTICS

          -    INITIATION DATE: [**]DURATION: [**]

[**] [**]

     -    Objectives

     -    [**]Design:

     -    [**]NO-GO Criteria:

     -    [**]LOGISTICS

          -    INITIATION DATE: [**]DURATION: [**].

     -    ESTIMATED COST: [**]. [**]Objectives

     -    [**]Design:

     -    [**]NO-GO Criteria:

     -    [**]LOGISTICS

          -    INITIATION DATE: [**]DURATION: [**]

          -    ESTIMATED COST: [**]

                                 EXHIBIT 5.1(b)

                                      [**]

Note: all numbers in Millions of US dollars

                      REMAINING
STUDY NUMBER/NAME    COSTS IN CDP    [**]
-----------------------------------------
      [**]                           [**]
-----------------------------------------
      [**]                           [**]
-----------------------------------------
      [**]                           [**]
-----------------------------------------
      [**]                           [**]
-----------------------------------------
      [**]               [**]        [**]
-----------------------------------------
      [**]               [**]        [**]
-----------------------------------------
      [**]               [**]        [**]
-----------------------------------------
      [**]              $[**]        [**]
-----------------------------------------
      [**]              $[**]        [**]
-----------------------------------------
      [**]              $[**]        [**]

-----------------------------------------
      [**]              $[**]        [**]
-----------------------------------------
      [**]              $[**]        [**]
-----------------------------------------
      [**]              $[**]        [**]
-----------------------------------------
      [**]              $[**]        [**]
-----------------------------------------
      [**]              $[**]        [**]
-----------------------------------------
      [**]              $[**]

-----------------------------------------
      [**]              $[**]
-----------------------------------------
      [**]              $[**]
-----------------------------------------
      [**]              $[**]
-----------------------------------------

                         [**]
                      REMAINING
STUDY NUMBER/NAME    COSTS IN CDP    [**]
-----------------------------------------
-----------------------------------------
      [**]              $[**]        [**]

-----------------------------------------
      [**]              $[**]        [**]

-----------------------------------------
      [**]              $[**]
-----------------------------------------
      [**]              $[**]
-----------------------------------------
      [**]              $[**]
-----------------------------------------
      [**]              $[**]        [**]
                         [**]
-----------------------------------------

-----------------------------------------
      [**]              $[**]
-----------------------------------------

                                   EXHIBIT 6.2


                  Marketing Budgets and Detailing Requirements

     Marketing Budgets. After Launch of the first AMD Product in the US Territory, the following shall apply:

     Eyetech shall [**] set forth below. Pfizer shall [**]

------------------------------------
[**]    [**]    [**]    [**]    [**]

------------------------------------
[**]    [**]    [**]    [**]
                                [**]
------------------------------------

*Beginning with the [**] and thereafter [**] Marketing Expenses shall be calculated as follows:

[**]

     Detailing Requirements. The following principles shall apply to the allocation of Detailing responsibilities between the Parties:

     (i) [**] Eyetech shall [**] Detailing [**] of the Details [**] in performing Details [**]

     (ii)      Pfizer shall [**] in performing Details [**]

     (iii)     Eyetech shall [**] detailing responsibilities.

     (iv) [**] Eyetech shall [**] detailing responsibilities [**] under this Agreement. [**]

     (v) Detailing assignments shall be consistent with the principles set forth in (i) to (iv) above, shall be set forth in each applicable Marketing Plan [**]


------------------------------------
        [**]    [**]    [**]    [**]

------------------------------------
[**]
------------------------------------
[**]    [**]    [**]    [**]    [**]
------------------------------------
[**]    [**]    [**]    [**]
------------------------------------
[**]
------------------------------------
[**]    [**]    [**]    [**]
------------------------------------
[**]    [**]    [**]    [**]
------------------------------------

                                 EXHIBIT 6.12(a)

                     Pre-Existing Clinical Supply Agreements


1.   [**] Agreement dated [**] between Eyetech and [**]

2.   Purchase Order dated [**] between Eyetech and [**]

3.   Purchase Order dated [**] between Eyetech and [**]

4.   [**] between Eyetech and [**]

5.   [**] dated [**] between Eyetech and [**]

6.   Purchase Order dated [**] between Eyetech [**]

                                  EXHIBIT 10.4

                             Third Party Agreements

1. Licensing Agreement dated as of March 30, 2000, by and among Eyetech, Gilead Sciences, Inc. and NeXstar Pharmaceuticals, Inc., as amended by Amendment No. 1 dated May 9, 2000 and as subsequently amended by Amendment No. 2 dated December 4, 2001 and as subsequently amended by Amendment No. 3 dated August 30, 2002.

2. License Agreement dated as of December 31, 2001, by and between Eyetech and Isis Pharmaceuticals, Inc.

3. License, Manufacturing and Supply Agreement dated as of February 5, 2002, by and between Eyetech and Shearwater Corporation.

                              EXHIBIT 12.6(a)(iii)

                        Certain Product Liability Matters


Product Liability arising out of any claim by a patient enrolled as of the Execution Date in an ongoing Eyetech clinical trial based on safety issues related to Eyetech's pre-clinical testing program (other than reproductive studies).

                             EXHIBIT 12.6(b)(iii)(A)

                       Eyetech 2002 Clinical Supply Costs

                            Direct Cost Estimate API
                                 Current (2002)

                                Clinical Product

API Yield per Run (grams) from                             [**]
    [**]mM Batch Size

                                 $/Batch    $/gram
                                 -----------------
Raw Material (critical)            [**]      [**]

Contract Cost [**]                $[**]     $[**]

Release Cost (QC/QA)              $[**]     $[**]

Total Direct Cost (API)           $[**]     $[**]

Cost/gram = $[**]

Cost/mg = $[**]

Cost of [**]mg fill = ([**])*[**]*$[**] = $[**]
Note: [**]mg dose has a [**]% overfill

                             EXHIBIT 12.6(b)(iii)(B)

                    Certain Third Party Intellectual Property

                                      [**]

                                  EXHIBIT 17.15

                               Joint Press Release

For immediate release:                    Contacts: Justin Jackson
December 18, 2002                         212-213-0006
                                          (Burns McClellan on behalf of Eyetech)
                                          Geoffrey Cook
                                          212-733-5244 (Pfizer)

           PFIZER, EYETECH PHARMACEUTICALS ENTER GLOBAL COLLABORATION

                      FOR POTENTIAL TREATMENT FOR BLINDNESS

         New York, NY, December 18, 2002 - Pfizer Inc and Eyetech
Pharmaceuticals, Inc. today announced they have entered into an agreement to jointly develop and commercialize Eyetech's Macugen(TM) (pegaptanib sodium), a potential treatment for age-related macular degeneration (AMD) and diabetic macular edema (DME), both leading causes of blindness.

         Under terms of the deal, which is subject to government approval, Pfizer will make initial payments of $100 million, with the potential for an additional $195 million in milestone payments based on worldwide regulatory submission and approvals. Eyetech also has the potential to receive up to an additional $450 million in milestone payments, which are contingent upon successful commercialization of Macugen(TM) and based on attainment of agreed-upon sales levels. Pfizer will also fund the majority of the ongoing development costs for both the AMD and DME indications. Further, if approved, Macugen(TM) will be co-promoted by Eyetech and Pfizer in the United States where Eyetech will have an ophthalmology sales force and record sales. Outside of the United States, Pfizer will market the product exclusively under a royalty-bearing license. Additional payments are subject to worldwide Macugen(TM) sales. Further terms of the deal were not disclosed.

         This is a landmark accomplishment for a young biotechnology company. We are excited to partner with the world's leading pharmaceutical company to bring a potentially innovative therapy to so many patients who are at risk of losing their sight," said Dr. David Guyer, Eyetech Pharmaceuticals' co-founder and chief executive officer.

         The U.S. Food and Drug Administration has granted Macugen(TM) "fast-track" status for the treatment of exudative, or "wet" form of AMD as well as for DME because of the product's expected potential to fulfill a significant unmet medical need.

         "We are very pleased to partner with Eyetech on what we believe will be a breakthrough treatment for a devastating medical condition," said Pfizer President Karen Katen. "As the world's population ages, there will be an increasing number of people at risk for macular degeneration."

         Administered by intravitreal injection, Macugen(TM) is an aptamer that selectively binds to and neutralizes Vascular Endothelial Risk Factor (VEGF). In early clinical studies, Macugen(TM) was shown to inhibit abnormal blood vessel growth and stabilize and/or reverse blood vessel leakage in the back of the eye resulting in improved vision by three lines or more on standard eye charts in 26 percent of patients.

         Eyetech's Phase III development program for wet AMD involves nearly 1,200 patients at 117 investigational sites in the United States, Canada, South America, Europe, Israel and Australia, the largest clinical development program of its kind. Macugen(TM) is being developed as monotherapy as well as in combination with photodynamic therapy.

                   WET AGE-RELATED MACULAR DEGENERATION (AMD)

         The leading cause of irreversible vision loss among Americans over the age of 55, AMD occurs in two different forms: dry AMD and wet AMD. The wet form accounts for approximately 200,000 new cases annually, with a prevalence of 1.2 million cases in the United States alone.

         Wet AMD is characterized by the growth of abnormal blood vessels into the area beneath the retina. This process, known as angiogenesis or neovascularization, results in fragile blood vessels that leak fluid and blood into the macula, the center portion of the retina. This leakage damages the area and results in a rapid loss of central vision, which is critical for tasks such as reading, driving, watching television and recognizing faces.

         Laser photocoagulation and photodynamic therapy are the only current treatments for certain types of patients.

                          DIABETIC MACULAR EDEMA (DME)

         DME affects roughly 135,000 Americans with diabetes each year and is the leading cause of blindness in adults under the age of 55. The decreased vision that characterizes DME results from fluid and lipids leaking from retinal blood vessels

         Eyetech Pharmaceuticals (www.eyetk.com) is dedicated to the discovery, development and commercialization of novel therapeutics and delivery systems to combat the vision loss associated with ophthalmic diseases. Founded in 2000, the privately-held, New York City-based company is focused on meeting the medical needs of patients with diseases that affect the back of the eye. Its investors include partners and affiliates of JP

         Morgan, BB Biotech, MPM Capital, Alta Partners, Schroder Ventures, Life Sciences and International BioTechnology Trust plc, and Merrill Lynch KECALP. Pfizer Inc discovers, develops, manufactures and markets leading prescription medicines, for humans and animals, and many of the world's best-known consumer brands.

         DISCLOSURE NOTICE: The information contained in this document is as of December 18, 2002. Pfizer assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

         This document contains forward-looking information about a product in development that involves inherent uncertainties. The success of this research and development project and the speed with which regulatory authorizations and the launch of the product may be achieved, as well as competitive factors, could affect the actual outcome of this collaboration.

         A further list and description of the risks, uncertainties and other matters that could cause the Pfizer's description contained herein to differ materially can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and in its periodic reports on Forms 10-Q and 8-K (if any).

                                EXHIBIT 17.15(c)

Permitted Disclosures[**]

                                       119